UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 26,  2009
Date of Earliest Event Reported: April 16, 2009

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53619	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

World Waste Technologies, Inc.,
20400 Stevens Creek Blvd., 7th Floor
Cupertino, California 95014
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported on a Current Report on Form 8-K filed on May 20, 2008 with the Securities and Exchange Commission (the "SEC"), on May 19, 2008, World Waste Technologies, Inc., a California corporation ("World Waste"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") with Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), a Texas limited partnership ("Vertex LP"), Vertex Energy, Inc., a Nevada corporation ("Vertex Nevada"), Vertex Merger Sub, LLC, a California limited liability company and wholly owned subsidiary of Vertex Nevada ("Merger Subsidiary"), and Benjamin P. Cowart, as agent for the shareholders of Vertex Nevada (the "Agent"). On March 31, 2009, World Waste, Vertex LP, Vertex Nevada, Merger Subsidiary and the Agent executed and delivered Amendment No. 5 (the "Amendment") to the Merger Agreement. The following is a summary of the material terms of the Amendment and is qualified by the full text of the Amendment, which is incorporated herein by reference.

Pursuant to the Amendment, the Merger Agreement has been amended in the following material respects:

•
The sections of the Merger Agreement that require World Waste to have a minimum of $2.4 million of cash on hand as of the closing have been amended to provide that this amount shall be reduced to $2.2 million.

•
Section 8.1(b) of the Merger Agreement has been amended to provide that either World Waste, on the one hand, or Vertex LP, Vertex Nevada and Merger Subsidiary, on the other hand, may terminate the Merger Agreement if the Merger has not closed on or before April 1, 2009. Previously, Section 8.1(b) had provided that either side could exercise its termination right if the Merger has not closed on or before March 31, 2009.

•	The condition to the closing of the merger that at closing World Waste have no liabilities has been amended to provide that World Waste may have up to $50,000 of liabilities as of the closing.

•	All references in the Merger Agreement to Vertex Nevada's Series B preferred stock have been eliminated.

•	The requirement that Vertex Nevada enter into a Sublease Agreement and Purchase and Sale Agreement with Vertex LP has been removed.

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to the Merger Agreement, on April 16, 2009, World Waste merged with and into Merger Subsidiary, with Merger Subsidiary continuing as the surviving corporation and a wholly owed subsidiary of Vertex Nevada (the "Merger"). In connection with the Merger, (i) each outstanding share of World Waste common stock was cancelled and exchanged for 0.10 shares of Vertex Nevada common stock; (ii) each outstanding share of World Waste Series A preferred stock was cancelled and exchanged for 0.4062 shares of Vertex Nevada Series A preferred stock; and (iii) each outstanding share of World Waste Series B preferred stock was cancelled and exchanged for 11.651 shares of Vertex Nevada Series A preferred stock.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the Merger Agreement and the amendments thereto which were previously filed with the SEC as exhibits to World Waste's Current Reports on Form 8-K.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

As described above under Item 2.01, as a result of the Merger, all of World Waste's shares of capital stock were automatically cancelled and exchanged for shares of the capital stock of Vertex Nevada.

ITEM 4.01.	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On June 24, 2009, Stonefield Josephson, Inc. ("Stonefield") was notified that the client auditor relationship between World Waste Technologies, Inc. (the "World Waste”) and Stonefield was terminated as World Waste was merged into Vertex Merger Sub, LLC, in connection with the Merger and Vertex Nevada became the successor entity to World Waste.  LBB & Associates Ltd., LLP, of Houston, Texas ("LBB"), which served as Vertex Nevada’s independent auditor prior to the date of the Merger assumed Stonefield’s duties as principal independent public accountant of the successor entity to the Merger, Vertex Nevada, for the fiscal year ended December 31, 2008.

Stonefield's report on the financial statements of World Waste for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except for concerns about World Waste's ability to continue as a going concern.

In connection with the audit of World Waste's fiscal years ended December 31, 2008 and December 31, 2007, and in the subsequent interim period through June 24, 2009 (the date the relationship with Stonefield ceased) there were no disagreements between Stonefield and World Waste on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Stonefield would have caused Stonefield to make reference to the subject matter of the disagreement in connection with its report on World Waste 's financial statements.

There have been no reportable events as provided in Item 304(a)(1)(iv) of Regulation S-K during World Waste 's fiscal years ended December 31, 2008 and December 31, 2007 and in the subsequent interim period through June 24, 2009 (the date the relationship with Stonefield ceased).

World Waste authorized Stonefield to respond fully to any inquiries of LBB relating to their engagement as Vertex Nevada's independent accountant. Vertex Nevada has requested that Stonefield review the disclosure and Stonefield has been given an opportunity to furnish Vertex Nevada with a letter addressed to the Commission containing any new information, clarification of Vertex Nevada 's expression of its views, or the respect in which it does not agree with the statements made by Vertex Nevada herein. Such letter is filed as an exhibit to this Report.

Vertex Nevada has not previously consulted with LBB regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of audit opinion that might be rendered on World Waste's financial statements; or (iii) a reportable event (as provided in Item 304(a)(1)(iv) of Regulation S-K) during World Waste's fiscal years ended December 31, 2008 and December 31, 2007, and any later interim period, including the interim period up to and including the date the relationship with Stonefield ceased. LBB has reviewed the disclosure required by Item 304(a) before it was filed with the Commission and has been provided an opportunity to furnish Vertex Nevada with a letter addressed to the Commission containing any new information, clarification of Vertex Nevada's expression of its views, or the respects in which it does not agree with the statements made by Vertex Nevada in response to Item 304 (a).  LBB did not furnish a letter to the Commission.

ITEM 5.01   CHANGES IN CONTROL OF REGISTRANT

As a result of the Merger, World Waste became a wholly owned subsidiary of Vertex Nevada and the Agent became the holder of approximately 36.5% of Vertex Nevada's outstanding voting securities. The Agent has entered into a voting agreement with the holders of approximately 21.9% of Vertex Nevada's outstanding voting securities pursuant to which such holders have agreed to vote their shares in favor of the Agent's four nominees to Vertex Nevada's Board of Directors (as described in greater detail below). Accordingly, the Agent has the right to elect four of Vertex Nevada's five directors. Vertex Nevada has determined not to issue 575,000 shares of common stock which were originally anticipated to be issued to consultants of Vertex Nevada, and as such, the total number of shares of common stock immediately following the Merger is 8,261,659 shares.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Pursuant to the Merger Agreement, effective as of the closing of the Merger on April 16, 2009, all of the members of World Waste's Board of Directors and all of World Waste's executive officers resigned and the officers and directors of Vertex Nevada continued as officers and directors of Vertex Nevada. John Pimentel, formerly an officer and director of World Waste, has become a non-executive officer and director of Vertex Nevada, and Matthew Lieb, formerly an officer of World Waste, has become an officer of Vertex Nevada. Mr. Pimentel’s employment as a non-executive officer of Vertex Nevada was subsequently terminated on June 22, 2009.  The officers and Directors of Vertex Nevada are as follows:

DIRECTORS:

Benjamin P. Cowart

John Pimentel

Dan Borgen

David L. Phillips

Ingram Lee

OFFICERS:

Benjamin P. Cowart - Chief Executive Officer and President

Matthew Lieb - Chief Operating Officer

Ingram Lee - Treasurer

Chris Carlson - Secretary

OFFICER AND DIRECTOR BIOS:

BENJAMIN P. COWART - DIRECTOR, CHIEF EXECUTIVE OFFICER AND PRESIDENT (Age 40): Mr. Cowart, the president of the General Partner for Vertex LP, has been involved in the petroleum recycling industry for over 20 years. Mr. Cowart is the founder of the Vertex group of companies and has served such companies since 2001. Mr. Cowart is the founder, Chief Executive Officer, President and Chairman of the Board of Vertex Nevada. As a leader in the recycling field, Mr. Cowart helped pioneer the reclamation industry by developing recycling options for many residual materials once managed as a hazardous waste. Mr. Cowart co-authored the industry's first e-commerce operating system for the digital management of petroleum waste and residual materials. Mr. Cowart was awarded the 2003 Business Man of the Year from The National Republican Congressional Committee, and serves on NORA's Board of Directors and President for 2008. Mr. Cowart has taken an active role in the petroleum industry with his involvement in speaking, consulting, chairing, and serving on various committees and industry associations. Prior to the formation of Vertex LP, Mr. Cowart served as the Vice President of Aaron Oil Company, a regional recycler in Alabama.

JOHN PIMENTEL - DIRECTOR (Age 43): Mr. Pimentel was appointed to the Board of Directors of Vertex Nevada in connection with the closing of the Merger, and is the Vertex Series A preferred stock appointee to the Board. Mr. Pimentel served as the Executive Vice President of Corporate Development of Vertex Nevada from the closing of the Merger until June 22, 2009. Mr. Pimentel served as the Chief Executive Officer of World Waste from the fourth quarter of 2005 and as a member of the World Waste board of directors since early 2004 until the effective date of the Merger.. Mr. Pimentel was one of the co-founders of Pacific Ethanol (NASDAQ: PEIX) where he served as a director from 2003 to 2005. He has also served on the boards of Particle Drilling (NASDAQ: PDRT) and Evolution Petroleum (Amex: EVO). Previously, he worked with Cagan McAfee Capital Partners, responsible for portfolio company management, strategy and investment structuring in industries including energy and technology Mr. Pimentel has also worked for Bain & Company in its Private Equity Group, as well as that firm's general consulting practice. Mr. Pimentel has extensive operating experience including service as Deputy Secretary for Transportation for the State of California where he oversaw a $4.5 billion budget and 28,000 employees. Mr. Pimentel has an MBA from Harvard Business School and a BA from the University of California, Berkeley.

DAN BORGEN - DIRECTOR (Age 48): Mr. Borgen was appointed a director of Vertex Nevada in June 2008. Mr. Borgen currently serves as Chairman, Chief Executive Officer and President of U.S. Development Group LLC ("USD"), where he has worked since May 1995. In his current role, Mr. Borgen guides all senior aspects of USD's corporate activities. USD is comprised of wholly owned subsidiaries that focus on industrial development, logistics, products terminaling, power corridors, financial services and gasification. In addition to his work with USD, Mr. Borgen has served as President of U.S. Right-of-Way Corporation since June 1993. Prior to this, Mr. Borgen worked for eleven years as an investment banker serving as Merger & Acquisition Director, Portfolio Manager and as a member of the Executive Committee for strategic planning and development. His activities were focused on manufacturing, food service, oil and gas exploration/production, telecommunications, banking and Western European finance. In his capacity as an investment banker, Mr. Borgen served as Vice President of The Oxford Group from July 1990 to June 1993, Vice President/Principal of The Paramount Companies from July 1985 to April 1990 and Manager - Investor Relations of Invoil Inc. from April 1982 to June 1985.

DAVID L. PHILLIPS - DIRECTOR (Age 52): Mr. Phillips was appointed a director of Vertex Nevada in June 2008. Mr. Phillips is currently the Managing Partner of Bilateral Initiatives LLP, an international business-to-business consulting firm specializing in providing key strategic expansion and corporate growth advice to the chairman and chief executive level members of various firms. Mr. Phillips is also Managing Partner of Phillips International Law Group PLLC, a worldwide recognized international law firm specializing in mergers, acquisitions, project development and EPC construction work with a focus on the international energy landscape in the oil, gas, chemical and power downstream sector and the alternative energy industry. Mr. Phillips' clients include worldwide energy companies, including several Middle East National Oil Companies. Prior to his founding of Bilateral Initiatives LLP and the Phillips International Law Group, Mr. Phillips was a Partner at the law firm of Jackson Walker LLP from May 2002 until May 2008 and chaired several of the firm's practice areas over that period. Prior to working at Jackson Walker LLP, from May 1995 to May 2002 Mr. Phillips served as a chief executive officer in the former KeySpan Energy Corporation, a $14 billion public energy conglomerate based in New York City, and as a member of the board of directors of certain KeySpan subsidiaries. From June 1991 to May 1995, Mr. Phillips served as a chief executive officer in Equitable Resources, Inc. a $6 billion public gas utility holding company based in Pittsburgh, Pennsylvania, and as a member of the board of directors of certain Equitable subsidiaries. Mr. Phillips also served as the General Counsel to Eastex Energy Inc., a public midstream energy company, from June 1985 to May 1991, which was later acquired by El Paso Energy and ultimately Enterprise Products LP.

In addition to his current roles at Bilateral Initiatives LLP and Phillips International Law Group PLLC, Mr. Phillips is the Chairman of the Board of Directors and is on the Executive Board of Advisors, Ambassadors, Ministers & Former US Cabinet Secretaries of the Bilateral US Arab Chamber of Commerce (BUSACC).

Mr. Phillips received his bachelor's degree from the University of Texas in August 1984 and his Juris Doctor from the South Texas College of Law in August 1988. Mr. Phillips is a member of State Bar of Texas, International Bar Association, American Bar Association, and the Houston Bar Association; he is also a member of the Oil, Gas & Energy Law Section, the Business Law Section, and the Corporate Counsel Section of the State Bar of Texas and Houston Bar Association. Additionally, he is a member of the Natural Resources, Energy and Environmental Law Section of the American Bar Association & International Bar Association.

INGRAM LEE - DIRECTOR AND TREASURER (Age 49): Mr. Lee has been a director and treasurer of Vertex Nevada since its inception in May 2008. Since May 1993, he has worked at PTI, Incorporated ("PTI") where he currently serves as the President. In his current role with PTI, Mr. Lee is responsible for overseeing trading, purchasing, blending, training and sales of both residual and distillate petroleum products. Prior to joining PTI, Mr. Lee was a Trading Manager at Coastal Corporation (currently El Paso Corporation) from 1988 to 1993, responsible for the trading of over 20 million barrels per year of heavy oil and distillate products in and out of South America, Mexico and the Caribbean. From 1985 to 1988, Mr. Lee was an Operations/Blending Manager for Challenger Petroleum USA, Inc. Prior to this, he worked as a field manager for Torco Oil Company from 1982 to 1985 and a petroleum dispatcher and laboratory coordinator for E.W. Saybolt Petroleum Inspection Company from 1979 to 1982. Mr. Lee has been involved in aspects of the petroleum products trading industry for 28 years, from purchasing and sales to operations and transportation.

CHRIS CARLSON - SECRETARY (Age 36): Mr. Carlson has served as Secretary of Vertex Nevada since inception. Mr. Carlson brings a range of experience to his role as the Vice President for Vertex LP. Mr. Carlson oversees all risk management, investments, e-commerce applications, and day-to-day financial accounting of Vertex LP and its subsidiaries. Mr. Carlson worked for FuelQuest, Inc. before joining Vertex LP in 2001. There he worked as a Project Lead managing implementations of e-commerce services for new customers. In addition, he also planned and developed testing requirements for e-commerce applications. Mr. Carlson was with Pagenet, a wireless communications company prior to FuelQuest, Inc. where he worked as a Strategic Account Supervisor. Mr. Carlson earned his BS degree in Business Finance from the University of Houston.

MATTHEW LIEB - CHIEF OPERATING OFFICER (Age 37): Mr. Lieb has served as the Chief Operating Officer of Vertex Nevada since the closing of the Merger. Mr. Lieb previously served as World Waste's Chief Operating Officer from May 2007 until the effective date of the Merger. Since 1999, Mr. Lieb has served as Chairman of the Board and Chief Executive Officer of Kingsley Management LLC, a company he founded. From January 2007 to May 15, 2007, Mr. Lieb provided World Waste with consulting services at a fee of $3,500 per month plus an expense reimbursement. Mr. Lieb holds a BS in Finance from Georgetown University and an MBA from Harvard Business School.

Significant Employees:

Greg Wallace - Operations

Mr. Wallace provides Vertex Nevada with over 17 years of experience in the petroleum and chemicals trading industry. Mr. Wallace manages several departments for Vertex LP, including processing, used oil recovery technology, purchasing and selling of various petrochemical products, and transportation of lube oils and solvents. Prior to joining Vertex LP in 2005, Mr. Wallace was President of TRW Trading, a company that he co-founded in 2001. Mr. Wallace has served in various management roles ranging from marketing a variety of gasoline blendstocks, various solvents, waste recycling, hazardous/non-hazardous handling, and then later becoming qualified to perform oil spill prevention and response. Mr. Wallace began his petrochemical career with Valley Solvents & Chemicals, where he served as project General Manager responsible for sourcing used feedstocks and selling products into favorable markets.

John Strickland - Manager Of Supply

Mr. Strickland serves as the Manager of Supply of Vertex Nevada.  Mr. Strickland joined Vertex LP in late 2007 where he currently serves as the Manager of Supply. Mr. Strickland has over 21 years experience in management roles of developing companies in the recycling of used oils and the fuel blending business. In his various positions, he has developed used oil collection fleets, environment services (non-hazardous),  Terminal business of No. 6-oil from water ports and helped develop software for used oil collection fleets. Mr. Strickland was the General Manager of Texpar Energy inc. from 1999 to 2003 and Special Project Manager for Texpar Energy, L.L.C. from 2004 to 2007. From 1986 to 1999, he was the General Manager and Vice-President of Sellers Oil Inc., then one of the largest recycling and fuel marketers of used oil and No. 6-fuel oil in the southeast.

Related Party Transaction Committee

Vertex Nevada has formed a Related Party Transaction Committee (the “Related Party Transaction Committee”). The Related Party Transaction Committee is chaired by Mr. Phillips and includes Mr. Borgen. The Related Party Transaction Committee is required to include at least two “independent directors” (defined to mean any individual who does not beneficially own more than 5% of the outstanding voting shares of Vertex Nevada, is not employed by, or an officer of, Vertex Nevada or any entity related to Benjamin P. Cowart, is not a director or manager of any such company, is not a family member of Mr. Cowart, and would qualify as an “Independent Director” as defined in the rules and regulations of the New York Stock Exchange). This Related Party Transaction Committee is charged with the review and pre-approval of any and all related party transactions, including between Vertex Nevada and Vertex LP, Mr. Cowart, or any other company or individual which may be affiliated with Mr. Cowart.  The Related Party Transaction Committee will also periodically review Vertex Nevada’s related party transactions and verify that such transactions are at arms length and fair to Vertex Nevada and such affiliate entities.

Other Committees

Vertex Nevada has also appointed a Compensation Committee, chaired by Mr. Borgen and including Mr. Phillips, and an Audit Committee, chaired by Mr. Phillips and including Mr. Borgen.

Compensation of Officers and Directors

In consideration for agreeing to serve as a director of Vertex Nevada, on May 16, 2008 each of Messrs. Borgen, Lee and Phillips were issued an option to acquire up to 20,000 shares of Vertex Nevada’s common stock at an exercise price of $1.20 per share. The options expire if unexercised on the earlier of (a) the tenth anniversary of the grant date or (b) three months after the termination of the director’s service to Vertex Nevada. The options vest at the rate of 25% of the total options per year on each annual anniversary of the grant date, assuming that the director is continuing to provide services to Vertex Nevada on such date. The options also contain a cashless exercise provision.

In connection with the Merger, Vertex Nevada entered into an employment agreement with Benjamin P. Cowart pursuant to which Mr. Cowart will serve as its Chief Executive Officer for a term of five years at a base salary of $190,000, and a bonus payment (to be determined in the sole discretion of Vertex Nevada’s compensation committee), as described in greater detail above.

Vertex Nevada entered into an executive employment agreement with Mr. Pimentel pursuant to which, Mr. Pimentel served as Vertex Nevada’s Senior Vice President of Corporate Development, which employment agreement was terminated by the Company on June 22, 2009, and with Matthew Lieb (World Waste’s Chief Operating Officer), pursuant to which, Mr. Lieb serves as Vertex Nevada’s Chief Operating Officer, as described above.

Employment Agreements

Vertex Nevada entered into an employment agreement with Benjamin P. Cowart effective as of the closing date of the Merger, pursuant to which Mr. Cowart agreed to serve as Vertex Nevada’s Chief Executive Officer effective for a term of five years.

Mr. Cowart’s compensation package includes (1) a base salary of $190,000, subject to annual increases as determined in the sole discretion of the compensation committee of Vertex Nevada’s board of directors, and (2) a bonus payment determined in the sole discretion of the compensation committee. Mr. Cowart will also be eligible to participate in Vertex Nevada’s stock option plan and other benefit plans. Vertex Nevada may terminate Mr. Cowart’s employment for “cause” (which is defined to include, among other things, a material breach of the agreement by Mr. Cowart). Mr. Cowart may terminate his agreement upon delivery to Vertex Nevada of written notice of termination for any reason, including “good reason,” which is defined to include, among other things, a material breach of the agreement by Vertex Nevada, or a modification of Mr. Cowart’s duties such that they are inconsistent with the position and title of Chief Executive Officer.

Upon termination of the agreement on the five-year anniversary thereof, or for “cause,” Mr. Cowart will be entitled to any salary accrued through such termination date, as well as any other benefits to which he may be entitled under any stock plan or other benefit plan that Vertex Nevada maintains. If such agreement is terminated without “cause” or Mr. Cowart resigns for “good reason,” Mr. Cowart will be entitled to continue to receive his salary then in effect for a period of six months following the date of termination.

Pursuant to the agreement, as long as Mr. Cowart is employed thereunder and for a period of six months thereafter, he may not engage or participate in any business that is in competition in any manner whatsoever with Vertex Nevada’s business (as presently or hereafter conducted), subject to certain exceptions.

Although Mr. Cowart will be prohibited from competing with Vertex Nevada while he is employed with Vertex Nevada, he will only be prohibited from competing for six months after his employment with Vertex Nevada ends. Additionally, none of Mr. Cowart’s affiliated companies, including Vertex LP, will be prohibited from competing with Vertex Nevada following the closing of the merger. Accordingly, Mr. Cowart or these entities could be in a position to use industry experience gained while working with Vertex Nevada to compete with Vertex Nevada.

With an effective date of April 16, 2009, Vertex Nevada entered into employment agreements with John Pimentel and Matthew Lieb.  Pursuant to the terms of their employment agreements, Mr. Pimentel was to serve as the Executive Vice President of Corporate Development of Vertex Nevada and Mr. Lieb was to serve as the Chief Operating Officer of Vertex Nevada, for a term of two and four years, respectively, renewable for additional one year periods thereafter.  Pursuant to the employment agreements, so long as they are employed by Vertex Nevada and for 12 months following the termination of their employment, the executives are prohibited from competing with Vertex Nevada.  Pursuant to the employment agreements, Mr. Pimentel was to receive a salary of $156,000 per year, while Mr. Lieb was to receive a salary of $150,000 per year.

Mr. Pimentel’s employment and his employment agreement were terminated by Vertex Nevada effective June 22, 2009, provided that Mr. Pimentel continues to serve on the Board of Directors of Vertex Nevada.  As a result of the terms of Mr. Pimentel’s employment agreement, he is to receive three months of compensation from Vertex Nevada following his termination date.

If Mr. Lieb’s employment agreement is terminated without cause by the Company or for good reason by such executive, he is to receive severance pay equal to three months of his salary during the first 12 months of the term of the agreement and six months following the initial 12 month term.  If his employment is terminated for any other reason, he is to receive any compensation earned by him as of the termination date.

Mr. Pimentel and Mr. Lieb were also granted options in connection with the entry into their employment agreements.  Mr. Pimentel was granted an aggregate of 200,000 options, of which 100,000 vested immediately and 100,000 are to vest quarterly, at the rate of 12,500 per quarter over the eight fiscal quarters following the first fiscal quarter after the effective grant date of the options, subject to acceleration and forfeiture as provided in the option agreement.  Mr. Lieb was granted an aggregate of 200,000 options, of which 25,000 vested immediately and 175,000 are to vest quarterly, at the rate of 10,937 per quarter, over the sixteen fiscal quarters following the first fiscal quarter after the effective grant date of the options, subject to acceleration and forfeiture as provided in the option agreement.  The exercise price of the option grants was set by the Board of Directors, based on the closing bid price of Vertex Nevada’s common stock on May 9, 2009, at $0.50 per share, which includes the effects of the December 2008 1:10 reverse stock split of Vertex Nevada’s common stock, which has been retroactively reflected herein.

As a result of the termination of Mr. Pimentel’s employment, all of his options vested immediately and became subject to the termination provisions of such options as described above.

Other Employment Agreements

It is anticipated that Vertex Nevada will enter into employment agreements or similar compensation arrangements with Chris Carlson (Secretary), Greg Wallace (Operations) and John Strickland (Manager of Supply), the terms of which have not been finalized to date.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On April 1, 2009, Vertex Nevada filed an Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of its Series A Convertible Preferred Stock (the "Amended Certificate"). The Amended Certificate became effective as of April 1, 2009. The Amended Certificate added the following provisions, which serve to clarify the process pursuant to which a Series A Director is nominated:

"In the event any Series A Director elected by the holders of Series A Preferred Stock pursuant to Section 4.2 hereof is removed, resigns, fails to stand for re-election or otherwise ceases to serve as a Director of the Company (each a "Notification Event"), the Company shall provide each Holder notice of such Notification Event within ten (10) business days of the occurrence of such Notification Event (the "Series A Notice"). Each holder shall have a period of thirty (30) days from the date of the Company's mailing of such Series A Notice (the "Series A Notice Period") to provide the Company written notice of such Holder's nominee to fill the vacancy of the former Series A Director (each a "Series A Nominee"). After the expiration of the Series A Notice Period, the Secretary of the Company shall total the Series A Nominee votes cast by the Holders, and the three (3) Series A Nominee's receiving the highest total percentage vote for nomination of the outstanding Series A Preferred Stock, shall appear on any ballot delivered by the Company for the vote of the Series A Preferred Stock Holders of such replacement Series A Director (a "Replacement Director Vote"). The Replacement Director Vote shall be held as soon as practicable after the end of the Series A Notice Period."

The foregoing description of the Amended Certificate is not complete and is qualified in its entirety by reference to the Amended Certificate which is incorporated herein by reference.

Additionally, effective April 15, 2009, Vertex Nevada withdrew its Certificate of Designation of Rights, Preferences and Privileges of its Series B Convertible Preferred Stock (the "Amended B Certificate") and as such Vertex Nevada no longer has any Series B Convertible Preferred Stock designated.

ITEM 8.01   OTHER EVENTS

World Waste's common stock has been registered as a class pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Act"). As a result of the Merger, Vertex Nevada has become the successor registrant under Section 12(g) pursuant to SEC Rule 12g-3. World Waste has filed a Form 15 with the SEC pursuant to Rule 12g-4 and deregistered its common stock.

DESCRIPTION OF THE BUSINESS AND OPERATIONS OF VERTEX NEVADA
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We caution you that this report contains forward-looking statements regarding, among other things, financial, business, and operational matters.

Forward-looking statements involve known and unknown risks, assumptions, uncertainties, and other factors. Statements made in the future tense, and statements using words such as “may,” “can,” “could,” “should,” “predict,” “aim’” “potential,” “continue,” “opportunity,” “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident” “scheduled” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond our control. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. We caution you not to place undo reliance on the forward-looking statements, which speak only as of the date of this report. We disclaim any obligation to update any of these forward-looking statements as a result of new information, future events, or otherwise, except as expressly required by law.

BUSINESS OF VERTEX NEVADA
General

Vertex Nevada provides a range of services designed to aggregate, process, and recycle industrial and commercial waste streams. Vertex Nevada currently provides these services in 13 states, with its primary focus in the Gulf Coast Region of the United States.

Vertex Nevada was incorporated in Nevada in 2008 for the purpose of effecting the Merger. Its principal executive office is located at 1331 Gemini St., Houston, Texas 77058, and its telephone number is (281) 538-9802.

Please see the “Glossary of Selected Terms” attached hereto as Exhibit 99.6, for a list of abbreviations and definitions used throughout this report.

Reliance on Contracts and Relationships; Low Capital Intensive Business

Vertex Nevada currently has no significant assets and instead contracts on a fee-paid basis for the use of all assets it deems to be necessary to conduct its operations, from either independent third-parties or related-parties. These assets are made available to Vertex Nevada at market rates which are periodically reviewed by the Related Party Transaction Committee. Vertex Nevada’s management has chosen to contract for the use of assets rather than purchase or build and own them in order to provide flexibility in the Company’s capital equipment requirements in the event there is a need for more or less capacity due to rapid growth or contraction in the future. Vertex Nevada expects that it will continue to rely on contracts for access to assets going forward, to avoid the initial capital expenditures that would be required to build its own facilities. Management believes that contracting for, instead of buying or building, capital infrastructure is a prudent business decision because in addition to allowing Vertex Nevada to avoid large initial capital outlays and ongoing depreciation charges and maintenance expenditures related to such capital outlays, it also enables Vertex Nevada to grow more quickly because it needs only to raise the working capital necessary to accommodate expected future growth rather than having to raise both working capital and investment capital.

Contracting for assets is expected to grant Vertex Nevada’s Refining and Marketing division access to KMTEX, a high-quality, large-capacity, full-service, third-party owned refining facility located in Port Arthur, Texas. It is anticipated that Vertex Nevada will use this refinery on an as-needed and part-time basis through a tolling arrangement where it pays a volume-based fee to KMTEX for each gallon processed through its facility. This is expected to enable Vertex Nevada to schedule and plan processing “campaigns” periodically as incoming inventory dictates demand. Each campaign has different timing and operating conditions for the run and management believes that the KMTEX facility possesses the appropriate storage infrastructure, monitoring systems, and transloading facilities to accommodate Vertex Nevada’s large, but irregular volumes. It is anticipated that Vertex Nevada will continue to pay this tolling fee to KMTEX for the use of its refinery, and in so doing gain access to a facility which would otherwise require a substantial capital investment.

Vertex Nevada contracts for space and services from the Cedar Marine Terminal through a market-rate, related-party transaction. In this arrangement Vertex Nevada pays a fee to Cedar Marine Terminal for offloading services, storage capacity, simple de-watering processes, and transfer operations to fill third-party owned barges. Contracting for this terminal capacity is less capital intensive for Vertex Nevada than trying to build and maintain this equipment and providing these services internally. Vertex Nevada believes that this contracting for assets strategy maximizes the efficient use of its capital.

The divisions of Vertex Nevada have been using this capital efficient strategy for several years, as reported in Vertex Nevada’s historical financial results. The Refining and Marketing division has contracted for the use of and expects to continue to contract for the use of operating assets from KMTEX; and the Black Oil division has contracted for the use of and expects to continue to contract for the use of terminal assets from Cedar Marine Terminal L.P. and trucking assets from CrossRoad Carriers, L.P. (both Cedar Marine Terminal and CrossRoad Carriers are majority owned by Benjamin P. Cowart, the Chief Executive Officer and Chairman of Vertex Nevada). Please see “Certain Relationships and Related Party Transactions” for further information on the terms of these transactions.

In the event Vertex Nevada is no longer able to contract with any of these related or third-party entities for access to these assets and related services at fair-market prices, or at all, then Vertex Nevada would seek to contract with other parties to provide refining, trucking, and terminaling assets or services as needed to operate and grow its business. We cannot assure you that such assets and services could be acquired on a timely basis, at fair-market prices, or at all. Given the relative availability of refining, trucking, and terminaling infrastructure and services in the Gulf Coast region of the United States, however, Vertex Nevada believes it would be able to replace its contracted assets and services with third-party providers, if necessary. Nonetheless, based on an assessment of the market options readily available, Vertex Nevada believes that its current relationships and contracts with existing third-parties and related parties are the most beneficial ones currently available to it.

In January 2009, Vertex LP entered into a Feedstock Supply Agreement and an Additional Consideration Agreement with a third party, the rights to which agreement were transferred to Vertex Nevada in connection with the Merger. These agreements contemplate the construction, by the third party, of a re-refinery plant, which Vertex Nevada has agreed to supply. Effectiveness of these agreements is contingent on the third party obtaining financing to complete the construction of the plant, which is required to occur by April 15, 2010.

In the future Vertex Nevada may revisit its contract-based, capital-efficient asset strategy and may determine if it is in its best interest to buy or build, own and maintain the assets and infrastructure necessary to operate its current business or to accommodate growth plans.

Vertex was previously in the process of negotiating a new agreement in connection with its recovered oil supply agreement with Omega Refining, LLC (“Omega”), while still operating under the terms of our prior contract, which expired on September 30, 2008.  On or about May 4, 2009, Vertex Nevada concluded that Omega had no intention to continue operations pursuant to the terms of the previously expired agreement.  Vertex is currently operating under a “spot market” relationship with Omega and a few other buyers of black oil for its supply of recovered oil and has been since May 2009.  The Company plans to continue providing monthly “spot contracts” for the purchase of recovered oil on a moving forward basis.  This new structure is a change from our prior relationships which held us to a “performance margin”, to relationships in which we are able to participate in the market spreads that can be gained based on how we buy and sell our products.   However, instead of maintaining consistent revenues from our relationship with Omega, as we did under the terms of the prior agreement, any revenues we generate from a new “spot market” relationship will be subject to Omega and other buyer’s actual monthly need for recovered oil and the market rates and spreads associated with such recovered oil.

Prior to the termination by Omega of our original working relationship, described above, substantially all of our Black Oil revenues were generated through our relationship with Omega.  As a result, our revenues and results of operations could be adversely affected as a result of the termination of our previous working arrangement with Omega, and our subsequent entry into a “spot market” relationship with Omega.  The Company is also actively working to establish arrangements with other potential customers of its products such as blenders and burners of Black Oil.

Additionally, as a result of the loss of its contractual relationship with Omega (as described above), Vertex Nevada has had significantly less demand for its previously contracted supply of feedstock and has previously re-negotiated its agreement with a large volume supplier of feedstock to decrease the volume and price of the feedstock which they had previously been supplying to Vertex Nevada.  If Vertex Nevada does not honor the terms of the agreement as re-negotiated moving forward, it could become subject to litigation regarding its non-compliance with such agreement, which could in turn have an adverse effect on its operations and/or the value of its securities.

Vertex Nevada’s current operations are undertaken pursuant to two feedstock sale agreements and two feedstock purchase agreements, not including its relationship with Omega (described above) and KMTEX.  One of the feedstock sale agreements was entered into in March 2009, for an initial term of 18 months, terminable by the buyer after the expiration of six months, subject to the terms of the agreement.  The agreement is also terminable by either party with thirty days notice of a material breach that is not cured.  The sale agreement requires that we provide between 8,000 and 22,000 barrels per calendar month of a used oil product (“Recovery Oil”) during the term of the agreement; provides that the buyer shall have the right of first refusal to purchase additional Recovery Oil from us, which is procured within 300 miles of their current location; and provides that the buyer pay us a price per barrel equal to our direct costs, plus certain commissions based on the quality and quantity of the Recovery Oil we supply.

The second feedstock sale agreement requires us to provide between 800 and 2,500 barrels of Recovery Oil per day to a separate buyer pursuant to a 24 month contract entered into in April 2009, and provides that the buyer pay us a price per gallon based on a premium to the market price of certain average weekly oil prices listed on the “Platts Oilgram Price Report”. Vertex Nevada has not yet begun supplying feedstock under the agreement, which calls for commencement of deliveries on or before July 30, 2009.  Vertex Nevada anticipates supplying Recovery Oil pursuant to the terms of the agreement provided that its Vertex Thermo-Chemical re-refining process is operational at that time.  Commissioning and restarting the Vertex Thermo-Chemical process will require additional investment in engineering and equipment related to the process and while Vertex Nevada intends to meet the timelines and specifications defined in the agreement, no assurance can be provided that it will be able to do so.

Vertex Nevada is also a party to two feedstock purchase agreements with separate third parties, pursuant to which such third parties have agreed to supply us with feedstock.  The first agreement entered into in July 2008, and amended from time to time, currently provides for us to purchase up to 100,000 gallons of feedstock form the seller per month for the months of May, June, July, August and September 2009, and up to 250,000 gallons of feedstock per month during the months from October 2009 to April 2010, with the agreement expiring at the end of April 2010.  The second supply agreement, for the purchase of Pygas, is in effect until April 30, 2010, continuing thereafter unless terminated 90 days prior to the renewal date by either party, and provides for us to purchase all Pygas which the seller produces in the normal course of business.  The purchase price per gallon for each agreement is based on a discount to the market price of certain average weekly oil prices listed on the “Platts Oilgram Price Report”.

The following summarizes the third party contracts and relationships relating to Vertex Nevada, as well as the risks if such contracts or relationships are terminated:

Third Party
	KMTEX Refining Facility	Used Oil Supply Contracts

Services Performed:
Vertex Nevada gathers hydrocarbon streams in the form of petroleum distillates, transmix and other chemical products that have become off-specification during the transportation or refining process. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, processed on Vertex Nevada’s behalf by a third-party facility pursuant to a toll-based arrangement, and then resold by Vertex Nevada.

Vertex Nevada purchases used oil (or “black oil”) from over 50 suppliers. These suppliers include small collectors who operate small fleets to collect used oil from garages and lube shops and larger collectors and aggregators who collect larger volumes and consider Vertex Nevada to be one of their potential off-take partners for a portion of their collected volumes. Much of this business is done at prices indexed to the spot market for No. 6 oil.

Ownership:	The refinery facility is owned by an independent third-party.
Vertex Recovery is one of the suppliers of used oil to Vertex Nevada. Vertex Recovery is 92.5% owned by Vertex LP, whose general partner is VTX (which is controlled by Benjamin Cowart). Approximately 15% of Vertex Nevada’s  incoming oil has historically been supplied by Vertex Recovery, and the remaining 85% is gathered through various used oil supply contracts with third-party vendors and spot market purchases.

Existing Terms:
Although the contract pursuant to which this arrangement is carried out expired in November 2008, but has since continued on a month-to-month basis, management is in the process of negotiating a new contract under similar terms. Vertex Nevada leases or rents tank space at the KMTEX for raw materials and finished goods storage. The contract also includes a tolling arrangement on the per pound or per gallon throughput wherein Vertex Nevada buys time on one of the KMTEX refining towers for processing the Vertex Nevada-owned materials. The contract included certain minimum volumes and was cancellable by either party on 90 days written notice.
Used oil supply contracts with third party vendors tend to have one-year term based on an index to No. 6 oil prices.

Anticipated Consequences if Relationship Terminated:
Vertex Nevada would either need to find another contract refinery to provide similar services, or Vertex Nevada would need to cease operating its Refining division. In the Southeastern U.S. there are many contract refinery operations and Vertex Nevada management believes other contract-based refining capacity in the region could be identified and secured.

Vertex Nevada would need to find new suppliers of used oil streams at pricing consistent with its historical performance. If Vertex Nevada is unable to find such suppliers under such terms, then Vertex Nevada’s revenues and earnings would be negatively impacted.

The following summarizes the related-party contracts and relationships we expect will continue following the Merger, as well as the risks if such contracts or relationships are terminated:

Related Party
	CrossRoad Carriers (“CRC”)	Vertex Recovery And Subsidiaries (“VR”)	Vertex Residual Management Group, LP (“VRM”)	Cedar Marine Terminal (“CMT”)

Services Performed:	CRC is a transportation company engaged in the transporting of petroleum fuels, bio fuels and chemicals.
VR is a generator solutions company for the proper recycling and management of petroleum products. VR receives petroleum products from various third parties and generally works as a broker for petroleum products. VR is a “third party supplier” – a company that collects petroleum products (“Feedstock”) from various generators and then resells such Feedstock. A “generator” is any person or entity whose activity or process produces used oil or whose activity first causes used oil to be subject to regulation (for example, an automotive service center that performs oil changes). Vertex Nevada is not currently a generator or a third party supplier, but is only a purchaser of Feedstock, through VR and/or through an alternative third party supplier.
VRM is an environmental consulting services company. VRM provides environmental compliance, residual management and regulatory oversight services (including permitting) to Vertex Nevada.
CMT is a marine terminal that is engaged in the storage and terminaling of petroleum fuels. CMT is contracted to store products for Vertex Nevada as well as for third parties.

CMT is also working on new “thermal/chemical extraction technology” – a process infrastructure located at the Cedar Marine Terminal, operated and managed by CMT, consisting of multiple tanks, associated piping and proprietary design and engineering for the thermal/chemical extraction of used motor oil.

Ownership:
95.1% owned by Vertex LP and affiliated with Benjamin P. Cowart, Vertex Nevada’s Chairman and Chief Executive Officer, who serves as the general partner of CRC through VTX, Inc., an entity owned by Mr. Cowart.
	92.5% owned by Vertex LP, whose general partner is VTX.	69% owned by Vertex LP and controlled by Mr. Cowart through his ownership of VTX.	99% owned by Vertex LP and controlled by Mr. Cowart through his ownership of VTX

Existing Terms:
CRC provides transport services for Vertex Nevada as well as for various third parties.

Historically, approximately 25% of CRC’s revenue has been generated from Vertex LP, and an additional 10% from companies affiliated with Vertex LP. In addition, approximately 60% of the feedstock that comes into Vertex Nevada is transported by CRC, and 85-90% of Vertex Nevada’s trucking needs are fulfilled by CRC.

In connection with the Merger, Vertex LP and Vertex Nevada entered into a Services Agreement pursuant to which CRC agreed to continue to perform services for Vertex Nevada at market rates.

VR sells products to Vertex Nevada and/or acts as a broker in connection with sales. VR’s established business practice is for Vertex Nevada to have the first option to accept or not to accept any feedstock streams which VR becomes aware of at the current market price.

No written agreements or understandings currently exist between VR and Vertex Nevada other than the Services Agreement, described below.

Approximately 25-35% of Vertex Nevada’s total feedstock comes from VR.
VRM provides compliance services to Vertex Nevada pursuant to the terms of a Services Agreement, described below.
Vertex Nevada entered into an addendum to CMT’s lease agreement with the Terminal.

CMT provides terminaling services to Vertex Nevada pursuant to a Services Agreement and Operating and Licensing Agreement.

Pursuant to the Operating and Licensing Agreement (described greater detail below), Vertex Nevada has the right to license the thermal/chemical extraction technology from CMT at a price equal to the documented net development costs of such technology. It is anticipated that CMT will operate the actual thermal/chemical extraction technology and Vertex Nevada will pay an operations fee to CMT. Although it is currently anticipated that Vertex LP and Vertex Nevada will be the only entities using the thermal/chemical extraction technology, however, because the license will be non-exclusive, CMT may license the technology to other parties and/or sell the technology outright. CMT currently provides terminaling services to Vertex Nevada’s competitors and may increase the volume of such services in the future.

Additionally, Vertex Nevada shares in water treatment operations from CMT, which are supplied at cost plus 10%.

Business Operations

Vertex Nevada engages primarily in the recycling of used motor oil and other hydrocarbons. This is accomplished (1) through Vertex Nevada’s Black Oil division, which aggregates used motor oil from third-party collectors and manages the delivery of this feedstock primarily to a third-party re-refining facility and (2) through Vertex Nevada’s Refining and Marketing division, which aggregates hydrocarbon streams from collectors and generators and manages the delivery of the hydrocarbon products to a third-party facility for further processing, and then manages the sale of the end products. In addition, Vertex Nevada proposes to implement proprietary thermo-chemical upgrading technology that will process used motor oil and convert it to higher value products such as marine cutterstock and vacuum-gas blendstock.

Black Oil

Through its Black Oil division, which has been operational since 2001, Vertex Nevada recycles used motor oil by purchasing it from a network of local and regional collectors with which Vertex Nevada has existing relationships, consolidating it for efficient delivery, and selling it to third-party re-refiners. The collectors obtain motor oil from motor oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries and petrochemical manufacturing operations, as well as from used motor oil brokers. Historically, substantially all of the feedstock that is gathered from these collectors has been transported by truck, rail, or barge to a third-party re-refinery in Marrero, Louisiana. This re-refinery, which until recently was owned by Chevron-Texaco, purchased Vertex Nevada’s feedstock pursuant to an arrangement with Vertex Nevada. The re-refinery then upgrades and sells the product for its own account. A contract with Chevron-Texaco (which was recently assigned by Chevron-Texaco to Omega Refining LLC (“Omega”) in connection with the sale of the re-refinery by Chevron-Texaco to Omega), sets forth payment and other terms such as volume and oil specifications and minimum purchase requirements, and includes a minimum fee per gallon plus a performance margin. The contract was initially entered into in September 2001 and had remained in effect for the majority of the following eight years, pursuant to a series of renewals. The contract expired effective September 30, 2008. On or about May 4, 2009, Vertex Nevada concluded that Omega had no intention to continue operations pursuant to the terms of the previously expired agreement.  Vertex is currently operating under a “spot market” relationship with Omega and a few other buyers of black oil for its supply of recovered oil and has been since May 2009.  The Company plans to continue providing monthly “spot contracts” for the purchase of recovered oil on a moving forward basis.  This new structure is a change from our prior relationships which held us to a “performance margin”, to relationships in which we are able to participate in the market spreads that can be gained based on how we buy and sell our products.   However, instead of maintaining consistent revenues from our relationship with Omega, as we did under the terms of the prior agreement, any revenues we generate from a new “spot market” relationship will be subject to Omega and other buyer’s actual monthly need for recovered oil and the market rates and spreads associated with such recovered oil.

Vertex Nevada will continue to seek other potential customers, including (1) other re-refineries, (2) Gulfcoast No. 6 oil blenders that Vertex Nevada believes could use Vertex Nevada’s product as a cutter-stock for residual fuel oil blends that are sold worldwide, and (3) inland manufacturers that could use Vertex Nevada’s product as a replacement btu fuel for No. 6 oil, No. 2 oil and natural gas. Sales to this re-refinery have historically made up at least 40% of Vertex Nevada’s revenues.

To position itself for growth and to diversify its business, Vertex Nevada recently began diverting a small portion of its feedstock to Vertex Nevada’s leased storage facilities in Baytown, Texas. As described in more detail below under “Proposed Re-Refining Group,” this feedstock is then re-refined on a research and development basis by an affiliate of Vertex LP utilizing proprietary technologies owned by this affiliate. In May 2008, small amounts of this re-refined oil were successfully sold to third parties. To date, however, substantially all of Vertex Nevada’s Black Oil division revenue has been generated through the Chevron-Texaco/Omega contract and relationship.

Refining and Marketing Division

Through its Refining and Marketing division, which has been operational since 2004, Vertex Nevada recycles hydrocarbon streams by (1) purchasing and aggregating these streams from collectors and generators, (2) managing the delivery of these streams to a third-party facility and determining conditions for re-processing into higher value refined end-products, and (3) managing the sale of the end-products. Vertex Nevada gathers hydrocarbon streams in the form of petroleum distillates, transmix and other chemical products that have become off-specification during the transportation or refining process.

These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, processed on Vertex Nevada’s behalf by a third-party facility, and then resold by Vertex Nevada. The end products are typically three distillate petroleum streams (gasoline blendstock, fuel oil cutter-stock and pygas), which are sold to major oil companies or to large petroleum trading and blending companies. The end products are delivered by barge and truck to customers. Because the end products that Vertex Nevada sells through this division are commodities, the profitability of this division is driven by the ability of Vertex Nevada to efficiently acquire and aggregate feedstock. In addition, Vertex Nevada seeks to reduce its commodity price risk by maintaining a policy of quick inventory turnover and by seeking to purchase feedstocks at discounts sufficient to provide adequate protection against market volatility in commodity pricing.  Vertex Nevada recognizes revenue from this division upon sale of product.  Revenue includes revenue from all operations of the Refining and Marketing division.

Vertex Nevada’s revenues are affected by changes in various commodity indices, including crude, natural gas quoted on the New York Mercantile Exchange, or NYMEX, and the 6-oil index.  During times of rising markets, the Refining and Marketing division tends to experience increased gross margins.  Conversely, during times of sharp market declines the Refining and Marketing division is susceptible to large decreases in its gross margin.

Proposed Re-Refining Group

In an effort to diversify Vertex LP’s business operations, in 2005, Cedar Marine Terminal (“CMT”), an affiliate of Vertex LP, acquired a third-party’s development stage business formed to employ a proprietary thermal-chemical extraction technology designed to process used motor oil and convert it to higher value products such as vacuum gas oil, marine cutterstock, and asphalt flux. The pilot plant for this business was completed and successfully commissioned by the original owner in 2002, and a full-scale facility was completed in 2003. This full-scale facility failed, however, due to, among other issues, poor construction on the reactor. CMT recently began re-refining and selling a limited amount of product utilizing a second proprietary technology on a test-basis. As described in greater detail under “Certain Relationships and Related Party Transactions”, Vertex Nevada has the right to license this technology from CMT by paying CMT its total development costs to date (approximately $1.4 million) and use the pre-existing plant on a cost-plus-10% basis, and has the right to purchase CMT (and therefore the equipment and intellectual property used in the process) pursuant to a right of first refusal described elsewhere in this report. Vertex Nevada currently estimates that the cost to construct a functional full-scale commercial process would be approximately $2.5 to $5.0 million, based on throughput capacity. The facility infrastructure would be an additional expense to these proposed process costs and would depend on the location and site specifics of the facility. Vertex Nevada may also seek to utilize other alternative technologies to take petroleum streams and transform them into useful products designed to bring a higher value. These technologies may be available through internal development, acquisitions or licensing arrangements.

Biomass Renewable Energy Subsidiary

World Waste’s business development opportunities related to the development, design, construction and operation of facilities designed to convert municipal solid waste and other waste streams into useable commodities and products are held in Vertex Nevada’s wholly-owned subsidiary, Vertex Merger Sub, LLC, following the Merger. Moving forward, Vertex Nevada will consider all options related to the subsidiary’s future plans. Such options may include, but will not be limited to: (1) shutting down the business development effort, (2) endeavoring to sell the business development assets in the subsidiary to generate cash to fund other Vertex Nevada growth initiatives, (3) raising new funds for the division, or (4) finding other joint development opportunities designed to result in some value for the shareholders of Vertex Nevada. If Vertex Nevada pursues these project development efforts, we cannot assure you that the subsidiary will successfully bring any projects to a point of financing or successful construction and operation.

Market

Vertex Nevada competes primarily in the used motor oil collection market, as well as in the markets for the refining and trading of petrochemical products. The used motor oil collection market is highly fragmented with more than an estimated 700 used oil collectors nationwide. Based on a U.S. Department of Energy study dated July 2006, the current estimated volume of used motor oil recycled each year is 945 million gallons, of which it is estimated that 83% is burned and 17% is re-refined. Vertex Nevada believes that there is a significant opportunity to increase the percentage of used motor oil that is re-refined rather than burned. Vertex Nevada collected approximately 29 million gallons of used motor oil in 2007, which accounted for approximately 3% of the entire recycled volume and approximately 18% of the estimated 160 million gallons that are re-refined. This used motor oil is collected from garages, vehicle dealerships, quick lube change installations, and other commercial and industrial businesses. Market participants include used motor oil collectors, transporters/brokers, processors, re-refiners and used motor oil burners. Collected used motor oil is often recycled and subsequently burned by various users such as asphalt companies, paper mills and industrial facilities as an alternative to their base load natural gas or other liquefied fuels, to offset operational costs. The market size of the refining business in the Gulf Coast Region of the US (Vertex Nevada’s primary market) is estimated at 2.0 million barrels per year.

Competitive Business Conditions

The industrial waste and brokerage of petroleum products industries are highly competitive. There are numerous small to mid-size firms that are engaged in the collection, transportation, treatment and brokerage of virgin and used petroleum products. Competitors include, but are not limited to: Safety-Kleen, Rio Energy, Inc., and FCC Environmental (formerly Siemens Hydrocarbon Recovery Services). These competitors actively seek to purchase feedstock from local, regional and industrial collectors, refineries, pipelines and other sources. Competition for these feedstocks may result in increasing prices to obtain used motor oil and transmix feedstocks critical to the success of Vertex Nevada’s business model. In order to remain competitive, Vertex Nevada must control costs and maintain strong relationships with its feedstock suppliers. Vertex Nevada’s network of approximately 50 feedstock suppliers minimizes the reliance on any single supplier. Sales of the aggregated used motor oil product are based on a supply contract which includes a range of prices which changes based on feedstock quality specifications and volumes. This pricing structure helps to insulate Vertex Nevada from inventory risk by ensuring a spread between costs to acquire used motor oil feedstock and the revenues paid for delivery of the feedstock. Vertex Nevada believes that price and service are the main competitive factors in the used motor oil collection industry. Vertex Nevada believes that its ability to accept large volumes of oil year round gives it an advantage over many of its competitors. Vertex Nevada also believes that its storage capacity and ability to process the streams of products that it receives and its ability to transport the end product through barge, rail and truck gives it an advantage over many of its competitors in the refining industry.

Although Mr. Cowart and other employees of Vertex Nevada are prohibited from competing with Vertex Nevada while they are employed with Vertex Nevada and for six months thereafter, none of such individuals will be prohibited from competing with Vertex Nevada after such six month period ends. Additionally, none of Mr. Cowart’s affiliated companies, including Vertex LP, are prohibited from competing with Vertex Nevada. Accordingly, any of these individuals or entities could be in a position to use industry experience gained while working with Vertex Nevada to compete with Vertex Nevada. Such competition could increase Vertex Nevada’s costs to obtain feedstocks, and increase its costs for contracting use of operating assets and services such as third party refining capacity, trucking services or terminal access. Furthermore, such competition could distract or confuse customers, reduce the value of Vertex Nevada’s intellectual property and trade secrets, or result in a reduction in the prices Vertex Nevada is able to obtain for its finished products. Any of the foregoing could reduce Vertex Nevada’s future revenues, earnings or growth prospects.

Suppliers/Customers

Vertex Nevada conducts business with approximately 50 feedstock suppliers from various business segments, including motor oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries and petrochemical manufacturing operations, as well as brokers. The Black Oil division has historically aggregated, transported, and sold these feedstocks to one primary customer, which represented a significant portion of Vertex Nevada’s revenues.  As a result of the termination of this agreement with Omega (as described above) in fiscal 2009 and our entry into a “spot market” relationship with Omega, our results of operations could be adversely affected.  The Company is actively working to establish arrangements with other potential customers of its products such as blenders and burners of Black Oil, as described above.

 With respect to its Refining and Marketing division, Vertex Nevada does not rely solely on its contracts, but also on a strong spot market to support the sale of its end products, which are commodities. Vertex Nevada has and expects to continue to maintain positive working relationships with its customers.

Seasonality

The industrial hydrocarbon recovery business is seasonal to the extent that it is dependent on streams from seasonal industries. For example, asphalt plants burn recycled waste oil in their process, placing pricing and supply availability constraints on the industry during the good weather construction and road building seasons. In Vertex Nevada’s current markets, road paving typically occurs from late spring to early fall. Therefore, it is somewhat easier to procure certain waste streams during winter months when competition for used motor oil feedstock has historically not been as strong.

Regulatory Environment

Vertex Nevada operates in a highly regulated and competitive environment that is subject to change, particularly in the area of environmental compliance. Its operations are regulated by federal, state, county and, in some jurisdictions, city, regulations. Vertex Nevada’s compliance challenges arise from various legislative and regulatory bodies influenced by political, environmental, health and safety concerns.

For example, changes in federal regulations relating to the use of methyl tertiary butyl ether and new sulfur limits for product shipped on domestic pipelines resulted in tightened specifications of gasoline blendstock that Vertex Nevada was refining, causing a corresponding decrease in revenue and gross margin growth during 2006, as compared to prior years. This change in regulation, as well as other emission-related regulations, had a material impact on the entire petroleum industry, and Vertex Nevada adapted and managed its operations to finding materials better suited to comply with these regulations.

Vertex Nevada must also obtain and maintain a range of federal, state and local permits for its various logistical needs as well as its planned industrial processes.

Inflation and Commodity Price Risk

To date, Vertex Nevada’s business has not been significantly affected by inflation. Vertex Nevada purchases petroleum and distressed hydrocarbon products for consolidation and delivery, as well as for its own refining operations. By virtue of constant changes in the market value of petroleum products, Vertex Nevada is exposed to fluctuations in both revenues and expenses. Vertex Nevada does not currently engage in an active hedging program, as the inventory/finished product turnover occurs within approximately four to six weeks, thereby limiting the timeline of potential exposure. The purchase of Vertex Nevada’s used motor oil feedstock tends to track with natural gas pricing due to the market’s typical practice of substituting used motor oil and natural gas as a fuel source for various industrial processes. On the other hand, the prices of the products that may in the future be generated through the re-refining processes that Vertex Nevada hopes to develop are expected to track with market pricing for marine diesel No. 2 oil and vacuum-gas oil. The recent rise in oil prices has increased the spread between the price of used motor oil, feedstock and re-refining end-products.

Biomass Renewable Energy Subsidiary

As a result of the Merger, the business development opportunities related to World Waste’s efforts to develop, design, build, own and operate facilities designed to convert municipal solid waste and other waste streams into useable commodities and products are held in a wholly owned subsidiary of Vertex Nevada. Moving forward, Vertex Nevada will consider all options related to the subsidiary’s future plans. Such options may include, but will not be limited to: (1) shutting down the business development effort, (2) endeavoring to sell the business development assets in the subsidiary to generate cash to fund other Vertex Nevada growth initiatives, (3) raising new funds for the division, or (4) finding other joint development opportunities designed to result in some value for the shareholders of Vertex Nevada. If Vertex Nevada pursues these project development efforts, we cannot assure you that the subsidiary will successfully bring any projects to a point of financing or successful construction and operation.

Vertex Nevada Strategy

Vertex Nevada’s goal is to continue to profitably grow its business of recycling used motor oil and other hydrocarbons. Strategies to achieve this goal include (1) growing revenues in its core businesses, (2) seeking to increase margins through developing additional processing capabilities, including but not limited to the Vertex Thermo-Chemical upgrading process, and (3) increasing market share through greenfield development or through acquisitions.

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Vertex Nevada’s primary focus is to continue to supply used motor oil and other hydrocarbons to its existing customers and to cultivate additional feedstock supply volume by expanding relationships with existing suppliers and developing new supplier relationships. Vertex Nevada will seek to maintain good relations with its existing suppliers, customers and vendors and the high levels of customer service necessary to maintain these businesses. Vertex Nevada plans to seek to develop relationships with several other re-refining facilities to serve as such facilities’ primary and exclusive feedstock provider.

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Vertex Nevada hopes to improve margins by applying new technologies, including but not limited to the Vertex Thermo-Chemical upgrading process, to existing and new feedstock streams. Vertex Nevada plans to build various processes to implement proprietary company-owned, leased, or potentially acquired technologies to upgrade feedstock materials to create marine cutterstock, vacuum gas oil and other value-added recycled energy products. In so doing, Vertex Nevada hopes to substantially improve margins from its historical results operating as a value-added logistics provider, to actually upgrading its used motor oil and transmix inventories and selling the upgraded products.

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Vertex Nevada plans to seek to grow market share by consolidating feedstock supply through partnering with or acquiring collection and aggregation assets. For example, Vertex Nevada may seek to use a combination of stock and cash to acquire or joint venture with various local used motor oil collectors and aggregators, technology providers, real estate partners and others. Such acquisitions, if successful, could add to revenues and give Vertex Nevada better control over the quality and quantity of feedstock available to it for resale and/or upgrading. This may include the greenfield development of collection assets, terminals, re-refining facilities and equipment and opportunistic mergers and acquisitions.

Employees

Vertex Nevada has 11 full-time employees. Vertex Nevada believes that its relations with its employees are satisfactory.

Legal Proceedings

Although Vertex LP is a party to several legal proceedings and certain pending litigation matters in connection with its operations; Vertex Nevada does not believe that any of those proceedings will have a material adverse effect its operations moving forward. Additionally, pursuant to the terms of the merger agreement, Vertex LP has agreed to indemnify and hold Vertex Nevada harmless against any liability in connection with such legal proceedings.

Properties

Vertex Nevada sub-leases office space from Vertex LP at its current principal executive office located at 1331 Gemini St., Houston, Texas 77058. The office rent is approximately $3,710 per month for 1,350 square feet, and the facility lease expires in April 2011. Additionally, Vertex Nevada leases approximately 30,000 barrels in storage capacity for its Black Oil division at Cedar Marine Terminal, Texas. The monthly lease expense is $22,500 and the lease expires in August 2009.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF
VERTEX HOLDINGS, L.P., FORMERLY VERTEX ENERGY, L.P.

(certain assets, liabilities and operations related to its Black Oil division, and certain assets, liabilities and operations of the Refining and Marketing division)

The following summary statement of operations data for the fiscal years ended December 31, 2008 and, 2007 and summary balance sheet data as of December 31, 2008 and 2007 have been derived from Vertex LP’s audited financial statements.  The statement of operations data for the three months ended March 31, 2009 and 2008 and the balance sheet data at March 31, 2009, have been derived from Vertex LP’s unaudited interim financial statements.

You should read this selected summary historical financial data together with the financial statements and the related notes thereto, and management’s discussion and analysis of operations and financial condition of Vertex Nevada, all of which are included herein.  All references throughout this filing to Vertex Nevada’s financial statements relate to the financial statements of certain assets, liabilities and operations related to a significant customer of Vertex LP, and certain assets, liabilities and operations of the refining division of Vertex LP, which were transferred from Vertex LP to Vertex Nevada in connection with the Merger.

	Audited For the year ended December 31,		(Unaudited) For the three months ended March 31,
	2008	2007	2009	2008
	(in thousands)
Selected Summary Statement of Operations data:
Total revenue	$65,213	$42,025	$7,857	$14,663
Cost of revenue	63,333	38,825	7,839	13,705
Gross profit	1,880	3,200	18	958
Selling, general, and administrative expenses	2,157	969	598	354
Income (loss) from operations	(277)	2,231	(580)	604
Net income (loss)	(277)	2,231	(580)	604

	December 31,		(Unaudited) March 31,
	2008	2007	2009
	(in thousands)
Selected Summary Balance Sheet data:
Total assets	$4,572	$5,290	$3,405
Total liabilities	4,513	4,010	3,977
Partners’ capital (deficit)	59	1,280	(572)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS – VERTEX NEVADA

Forward-Looking Information

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and related notes beginning on page F-1 of this filing.  You are also urged to review the cautionary statement regarding forward-looking statements on page 9 and the section entitled “Risk Factors” beginning on page 32 of this filing for a description of important factors that could cause actual results to differ from expected results.

Overview

The divisions transferred to Vertex Nevada in the Merger (the “Vertex Nevada Business”) were previously a part of Vertex LP.  Vertex LP and its subsidiaries provide a range of services designed to aggregate, process, and recycle industrial and commercial waste streams, including the services and assets which were transferred to Vertex Nevada immediately upon effectiveness of the Merger, which was effective on April 16, 2009.  Vertex LP provided these services in 13 states, with its primary focus in the Gulf Coast Region of the United States.  Not all of Vertex LP’s business lines were transferred to Vertex Nevada.  See “Certain Relationships and Related Party Transactions.”

Vertex Nevada engages primarily in the recycling of used motor oil and other hydrocarbons.  This is accomplished (1) through Vertex Nevada’s Black Oil division, which aggregates used motor oil from third-party collectors and manages the delivery of this feedstock primarily to a third-party refining facility, and (2) through Vertex Nevada’s Refining and Marketing division, which aggregates hydrocarbon streams from collectors and generators and manages the delivery of the hydrocarbon products to a third-party facility for further processing, and then manages the sale of the end products.  In addition, Vertex Nevada proposes to implement proprietary thermo-chemical upgrading technology that will process used motor oil and convert it to higher value products such as cutterstock and vacuum-gas blendstock.

The following discussion retroactively reflects the transfer of the Vertex Nevada Business to Vertex Nevada and assumes that Vertex Nevada (and the Vertex Nevada Business) has, for the periods presented, operated as a stand-alone entity.

Commercial Operations without Long-term Assets

No significant assets were transferred to Vertex Nevada in connection with the Merger because the Vertex Nevada Business currently contracts on a fee-paid basis for the use of all assets it deems to be necessary to conduct its operations, from either independent third-parties or related-parties.  These assets are made available to Vertex Nevada at market rates.  Management of Vertex Nevada has chosen to contract for the use of assets rather than purchase or build and own them in order to provide flexibility in its capital equipment requirements in the event there is a need for more or less capacity due to rapid growth or contraction in the future.  Vertex Nevada expects that it will continue to rely on contracts for access to assets going forward, to avoid the initial capital expenditures that would be required to build its own facilities. Management believes that contracting for, instead of buying or building, capital infrastructure is a prudent business decision because in addition to allowing Vertex Nevada to avoid significant initial capital outlays and ongoing depreciation charges and maintenance expenditures related to such capital outlays, it also enables Vertex Nevada to grow more quickly, because Vertex Nevada needs only to raise the working capital necessary to accommodate expected future growth rather than having to raise both working capital and investment capital.

Vertex Nevada’s management believes that contracting for assets will allow its Refining business unit to access a high-quality, large-capacity, full-service, third-party owned refining facility named KMTEX located in Port Arthur, Texas.  Vertex Nevada expects to use this refinery on an as-needed and part-time basis through a tolling arrangement where it pays a volume-based fee to KMTEX for each gallon processed through its facility.  This enables Vertex Nevada to schedule and plan processing "campaigns" periodically as incoming inventory dictates demand.  Each campaign has different timing and operating conditions for the run and the KMTEX facility possesses the appropriate storage infrastructure, monitoring systems, and transloading facilities to accommodate Vertex Nevada’s large, but irregular volumes.  Vertex Nevada will continue to pay this tolling fee to KMTEX for the use of their refinery, and in so doing gains access to a facility, which would otherwise require a substantial capital investment if Vertex Nevada were to build the facility itself.

Vertex Nevada contracts for space and services from the Cedar Marine Terminal through a market-rate, related-party transaction.  In this arrangement Vertex Nevada pays a fee to Cedar Marine Terminal for offloading services, storage capacity, simple de-watering processes, and transfer operations to fill third-party owned barges.  Again, contracting for this terminal capacity is less capital intensive for Vertex Nevada than trying to build and maintain this equipment and providing these services internally.  In both of these examples, Vertex Nevada believes that the strategy of contracting for assets maximizes the efficient use of its available capital.

In the future, Vertex Nevada may revisit its contract-based, capital-efficient asset strategy and may determine it is in the best interest of the shareholders and Vertex Nevada to buy or build, own and maintain the assets and infrastructure necessary to operate its current business or to accommodate growth plans.

The divisions of Vertex Nevada, when operating under Vertex LP, used this capital efficient strategy for several years, and this same basis is reflected in the performance reported in Vertex Nevada’s historical financials.  Essentially, the Refining and Marketing division has contracted for the use of and will continue to contract for the use of operating assets from KMTEX; and the Black Oil division has contracted for the use of and will continue to contract for the use of terminal assets from Cedar Marine Terminal L.P. and trucking assets from Cross Road Carriers, L.P. (both Cedar Marine Terminal and Cross Road Carriers are majority owned by Benjamin P. Cowart, the Chairman and CEO of Vertex Nevada, please see the Certain Relationships and Related Party Transactions section of this filing for further information on the terms of these transactions).

In the event Vertex Nevada is not able to maintain contracts with these entities for access to these assets and related services at fair-market prices, or at all, then Vertex Nevada would seek to contract with other third-party entities to provide refining, trucking, and terminaling assets or services as needed to operate and grow the business of Vertex Nevada.  The management of Vertex Nevada can provide no specific assurances that such assets and services could be acquired at fair-market prices, or at all, however, given the relative availability of refining, trucking, and terminaling infrastructure and services in the Gulf Coast region of the United States, Vertex Nevada believes it is reasonable to assert that it could replace its contracted assets and services with other third-party providers, if necessary.  Nonetheless, based on an assessment of the market options readily available, Vertex Nevada believes that its current relationships and contracts with existing third-party and related party providers are the most beneficial ones that can be arranged for the shareholders of Vertex Nevada at this time.

Cost of Revenues

Cost of revenues for Vertex Nevada’s Black Oil division are comprised primarily of feedstock purchases from its network of providers. Other cost of revenues include transportation costs incurred by third parties, purchasing and receiving costs, analytical, commissions, surveying and storage costs.  These costs are all included in cost of revenue.  Feedstock, surveying, and brokerage fees were based on the actual costs incurred and offsite storage (warehousing), service and transportation costs were allocated based on the volume attributable to the Omega relationship divided by the total volume sold.

Vertex Nevada’s Refining and Marketing division incurs cost of revenues relating to the purchase of feedstock, purchasing and receiving costs, and inspection and processing of the feedstock into gasoline blendstock and marine cutterstock by a third party. Cost of revenues also include brokers fees, inspection and transportation costs. All of the cost of revenues of the Refining and Marketing division are included in cost of revenues.

Vertex Nevada’s cost of revenues are affected by changes in various commodity indices, including crude, natural gas quoted on the New York Mercantile Exchange, or NYMEX, and the 6–oil index. For example, if the price for crude increases, the cost of solvent additives used in the production of blended oil products, and fuel cost for transportation cost from third party providers will generally increase. Similarly, if the price of crude falls, these costs may also decline.

General and Administrative Expenses

Vertex Nevada’s general and administrative expenses consist primarily of salaries and other employee-related benefits for its executive, administrative, legal, financial and information technology personnel, as well as outsourced and professional services, rent, utilities, and related expenses at its headquarters, as well as certain taxes.  Various general and administrative expenses such as communication, insurance, wages and salaries, rent, telephone and utilities were allocated from the Black Oil division for the servicing of the Omega relationship based on the carved-out operations share of the total expenses by head count.

Vertex Nevada will incur higher general and administrative expenses as a result of the Merger. These expenses are expected to include additional accounting and finance expenses, audit fees, legal fees and corporate governance expenses, exchange listing fees, transfer agent and stockholder-related fees, and increased premiums for director and officer liability insurance coverage. Vertex Nevada expects that it will incur additional expenses in the range of approximately $400,000 to $800,000 annually.

Gain (Loss) From Hedging Activities

During 2005 and, to a lesser extent, 2006, Vertex Nevada entered into contracts intended to partially hedge its exposure to price fluctuating inventories.  These contracts covered Vertex Nevada’s inventories of feedstock at amounts significantly less than its actual usage, and are not considered an integral part of the cost of acquiring feedstock when purchased.  In 2007, Vertex Nevada discontinued such hedging activities.  These losses are reflected in selling, general and administrative expense. The entire amount of the hedging contracts are attributable to the carve-out.

Interest Expense

Vertex Nevada’s interest expense represents allocable interest incurred by Vertex LP from its line of credit on behalf of Vertex Nevada.  The initial draw-down of the related party note was made in 2006, and the note was fully repaid in 2007.  The line of credit was used to finance operating expenses. The amount of the line of credit was allocated to the carved-out operations based on the carved-out operations’ share of the advances.

Allocation of Expenses

Moving forward after the effective date of the Merger on April 16, 2009, Vertex Nevada records the direct expenses that it incurs with respect to the expenditures outlined below.  The historical financial statements include an allocation of indirect overhead to Vertex Nevada from Vertex LP, and between the divisions of Vertex Nevada, which is based on headcount.  After taking into consideration specific costs that relate or could be allocated to Vertex Nevada, approximately two-thirds of such costs were allocated to the Black Oil division, with the remaining one-third allocated to the Refining and Marketing division. Direct overhead is allocated as follows:

•
Profit sharing, medical insurance and other expenses are allocated based on the number of employees performing services for the Black Oil division and the Refining and Marketing division. There was no profit sharing plan expense funded in 2007 or 2008. The number of employees performing services for the Black Oil division were 7 and 7 for the years ended December 31, 2008 and 2007 at an average salary of $63,987 and $63,987, respectively. The number of employees performing services in the Refining and Marketing division were 2 and 1 for the years ended December 31, 2008 and 2007, respectively, at an average salary of $75,500 and $100,000, respectively.  The payroll expenses associated with employees of the divisions were allocated to the carve-out entity based on the approximate time each employee devoted to the operations of the carved-out entity;

•	Insurance expense is allocated to the carved-out entity based on the coverage to the divisions;

•	Interest expense was allocated primarily based on calculations of the carve-out’s share of advances on Vertex Energy LP’s line of credit;

•	Hedging activities were allocated to the carve-out based on the positions aimed at offsetting fair value fluctuations of its share of inventories;

•	Legal activities were allocated to the divisions based on direct cost for services; and

•	There were no research and development expenses associated with the carved-out operations.

Management of Vertex Nevada believes that the above allocation methodology is reasonable and represents its best available estimate of actual costs incurred by Vertex Nevada as a whole and by each of its divisions. Such allocations, however, may not necessarily be representative of the actual costs that would have been incurred by Vertex Nevada as a stand-alone company or by its divisions.

Results of operations for the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007

Set forth below are the results of operations for the year ended December 31, 2008, as compared to the same period in 2007; in the comparative tables below, increases in revenue/income or decreases in expense (favorable variances) are shown without parentheses while decreases in revenue/income or increases in expense (unfavorable variances) are shown with parentheses in the “$ Change” and “% Change” columns.

	2008	2007	$ Change	% Change
Revenues	$65,213,294	$42,024,499	$23,188,795	55%

Cost of Revenues	63,333,141	38,824,591	24,508,550	63%

Gross Profit	1,880,153	3,199,908	(1,319,755)	(41)%

Selling, general and administrative expenses	2,157,265	968,563	1,188,702	123%

Income (loss) from operations	(277,112)	2,231,345	(2,508,457)	(112)%
Net income (loss)	$(277,112)	$2,231,345	$(2,508,457)	(112)%

Vertex Nevada’s segments’ gross profit during these periods was as follows:

Black Oil Segment	2008	2007	$ Change	% Change
Total revenue	$45,149,632	$34,026,749	$11,122,883	33%
Total cost of revenue	43,275,370	32,449,300	10,826,070	33%
Gross profit	$1,874,262	$1,577,449	$296,813	19%

Refining and Marketing Segment
Total revenue	$20,063,662	$7,997,750	$12,065,912	151%
Total cost of revenue	20,057,771	6,375,291	13,682,480	215%
Gross profit	$5,891	$1,622,459	$(1,616,568)	(100)%

Total revenues increased 55% for the year ended December 31, 2008 compared to the year ended December 31, 2007, due to revenue growth in both the Refining and Marketing and Black Oil divisions.  The Black Oil division revenue growth of 33% was driven primarily by increased commodity prices.  Although Vertex Nevada’s volumes with respect to the Black Oil division decreased slightly from 725,000 bbls (barrels) in 2007 to 667,220 bbls in 2008, this production decrease was more than offset by a 36% increase in average commodity pricing between 2008 and 2007.  Vertex Nevada’s revenues and cost of revenues are significantly impacted by fluctuations in commodity prices; increases in commodity prices typically result in increased revenue and cost of revenues.  Vertex Nevada’s gross profit is to a large extent a function of commodity prices and the discount to such prices Vertex Nevada is able to obtain in purchasing its feedstock, as well as how efficiently management conducts operations.

  Gross Margins were substantially impacted for fiscal 2008 by the upward trend in commodity prices that continued during the first 9 months of the year and decreased drastically during the 4th quarter.  Because the products sold by the Refining and Marketing division are commodities, profitability is driven by the ability to efficiently acquire and aggregate feedstock.  In addition, Vertex Nevada seeks to reduce its commodity price risk (during the 4-6 week cycle) by maintaining a policy of purchasing feedstocks at discounts sufficient to provide adequate protection against market volatility. Other costs of revenues not correlated to commodity pricing, such as transportation, analytical costs and processing costs, were consistent between periods.

Total cost of revenues increased 63% between fiscal 2008 and fiscal 2007, largely due to the increase in commodity prices.  In 2008, the purchase of feedstock accounted for 93% of cost of revenues for the Black Oil division.   The purchase of feedstock for the Refining and Marketing division accounted for 74% of gross revenues.  In 2007, the purchase of feedstock accounted for 98% of cost of revenues for the Black Oil division.  The purchase of feedstock for the Refining and Marketing division accounted for 76% of gross revenues.  In 2008, other items included in cost of revenues for the Refining and Marketing division included transportation, analytical costs, and inspection and processing of the feedstock into gasoline blendstock and marine diesel oil by a third party.  These costs accounted for 26% of total cost of revenues.  In 2007, these same costs accounted for 24% of cost of revenues.

Prevailing prices of certain commodity products significantly impact our revenues and cash flows.  Prices were extremely volatile in 2008. The following table sets forth the high and low spot prices during 2008 for key benchmarks of Vertex Nevada.

Benchmark	High	Date	Low	Date
No. 2 Waterborne (dollars per gallon)	$4.06	July 3	$1.16	December 24
Unleaded 87 Waterborne (dollars per gallon)	$4.75	September 11	$0.78	December 24
Residual Fuel No. 6 3% (dollars per barrel)	$115.35	July 14	$24.65	December 24
NYMEX Crude oil (dollars per barrel)	$145.29	July 3	$33.87	December 24
Reported in Platt’s US Marketscan (Gulf Coast)

During the first three quarters of fiscal 2008, commodity prices were significantly higher than in 2007.  Crude oil prices, along with other petroleum-based commodity products climbed through the first half of 2008, based upon expected strong global demand, the declining dollar, and concerns about overall supply.  However, during the fourth quarter of 2008, petroleum-based commodity pricing decreased significantly as the U.S. dollar began to recover and demand decreased.

Trends and uncertainties within the commodity markets relating to petroleum products are expected to continue to have an impact on Vertex Nevada’s business.  With the trend from January 2008 through September of 2008 of escalating crude oil, gasoline, heating oil and diesel prices, Vertex Nevada experienced higher than normal revenues, gross profit and net income during this period.  However, we experienced a sharp decline in these commodity prices during the latter part of September 2008 through December 2008 and into 2009.  We have seen moderate increases in each of the benchmark commodities through May of 2009; however such values have come nowhere near their highs in 2008.  We expect to see continued volatility until the global economy, and more specifically the U.S. economy, stabilizes.  Whenever a sharp decline occurs like this, Vertex Nevada anticipates a corresponding decrease in its revenues and gross profits, as well as potentially sharp declines in its net income over the short term.  As such, the overall results of operations for 2008 are not as strong as originally anticipated due to events that occurred during the 4th quarter of 2008, including lower oil prices and demand, events surrounding Hurricane Ike, which severely impacted Vertex Nevada’s ability to sell its inventory timely causing further losses due to the timing of when these inventories were purchased and the physical and market delays that were experienced.

Refining margins are a function of the difference between what Vertex Nevada is able to pay for raw  materials and the market prices for the range of products it produces.  The various petroleum products it produces are typically a function of Crude Oil indices and are quoted on multiple exchanges such as the New York Mercantile Exchange (“NYMEX”).  These prices are determined by a global market and can be influenced by many factors, including but not limited to supply/demand, weather, politics, and global/regional inventory levels.  As such, Vertex Nevada can not provide any assurances regarding results of operations for any future periods, as numerous factors outside of its control affect the prices paid for raw materials and the prices (for the most part keyed to the NYMEX) that can be charged for such products.  Additionally, for the near term, results of operations will be subject to further uncertainty, as the global markets and exchanges, including the NYMEX, have recently experienced extreme volatility due to a tightening of the credit markets and an overall malaise in the financial investment market in general.

The three principal end-products of Vertex Nevada’s Refining and Marketing division are gasoline blendstock, Pygas, and marine cutterstock.  During 2008 (as described above), Vertex Nevada produced 20,260 bbls of gasoline blendstock, as compared to 16,562 bbls in 2007.  Vertex Nevada increased its production of Pygas in 2008, producing 76,895 bbls in 2008 compared to 55,639 bbls in 2007.  Vertex Nevada also doubled its production of marine cutterstock, by producing 65,130 bbls in 2008, as compared to 31,517 bbls in 2007.  These production increases and commodity price increases resulted in the favorable revenues in 2008 as compared to 2007.  The Black Oil division increased its gross margin from $1.6 million or 4.64% for the year ended December 31, 2007 to $1.9 million or 4.15% for the year ended December 31, 2008.

Selling, general, and administrative expenses increased 123% in 2008 compared to 2007, primarily due to expenditures incurred in connection with the merger with World Waste Technologies, in addition Vertex Nevada’s hiring of new employees and executives and other administrative costs to support its growing organizations related to the anticipated merger.

Vertex Nevada had a net loss of $277,112 for the year ended December 31, 2008, compared to net income of $2,231,345 for the year ended December 31, 2007, a decrease in net income of $2,508,457 or 112% from the prior period, which decrease in net income was mainly due to the 63% increase in cost of revenues and the 123% increase in selling, general and administrative expenses offset by the 55% increase in revenues for the year ended December 31, 2008, compared to the year ended December 31, 2007.

Results of operations for the three months ended March 31, 2009 compared to the three months ended March 31, 2008

Set forth below are the results of operations for the three months ended March 31, 2009, as compared to the same period in 2008; in the comparative tables below, increases in revenue/income or decreases in expense (favorable variances) are shown without parentheses while decreases in revenue/income or increases in expense (unfavorable variances) are shown with parentheses in the “$ Change” and “% Change” columns.

	2009	2008	$ Change	% Change
Revenues	$7,857,134	$14,663,574	$(6,806,440)	(46)%

Cost of Revenues	7,838,642	13,705,723	(5,867,081)	(43)%

Gross Profit	18,492	957,851	(939,359)	(98)%

Selling, general and administrative expenses	597,999	353,702	244,297	69%

Income (loss) from operations	(579,507)	604,149	(1,183,656)	(196)%
Net income (loss)	$(579,507)	$604,149	$(1,183,656)	(196)%

Vertex Nevada’s segments’ gross profit during these periods was as follows:

Black Oil Segment	2009	2008	$ Change	% Change
Total revenue	$5,872,774	$11,533,256	$(5,660,482)	(49)%
Total cost of revenue	5,628,299	11,032,896	$(5,404,597)	(49)%
Gross profit (loss)	$244,475	$500,360	$(255,885)	(51)%

Refining Segment
Total revenue	$1,984,360	$3,130,318	$(1,145,958)	(37)%
Total cost of revenue	2,210,343	2,672,827	(462,484)	(17)%
Gross profit (loss)	$(225,983)	$457,491	$(683,474)	(149)%

Revenues decreased 46% during the first quarter of 2009 as compared to 2008, primarily due to decreases in commodity pricing.  Total volumes of Vertex Nevada’s Black Oil division decreased from 176,410 bbls to 158,471 bbls, and average prices decreased, resulting in a $5.6 million decrease in revenue during the period ended March 31, 2009 as compared to the same period in 2008.  Vertex Nevada’s Refining and Marketing division, also experienced significant increases in production (from 11,818 bbls to 13,261 bbls) for its marine cutterstock product for the period ended March 31, 2009, compared to the same period in 2008.    Vertex Nevada’s Pygas product experienced significantly increased volumes (from 9,694 bbls to 51,198 bbls) during the period ended March 31, 2009, compared to the same period in 2008.  Although volumes increased as compared to the same period in 2008, such increases could not offset the aforementioned decreases in commodity prices, which led to the negative impacts on gross profit associated with the Refining and Marketing division.    Vertex Nevada’s revenues and cost of revenues are significantly impacted by fluctuations in commodity prices; increases in commodity prices typically result in increased revenue and cost of revenues.  Vertex Nevada’s gross profit is to a large extent a function of commodity prices and the discount to such prices Vertex Nevada is able to obtain in purchasing its feedstock, as well as how efficient management conducts operations.

Selling, general and administrative expenses increased 69% during the three months ended March 31, 2009 compared to the same period in 2008.  This was primarily due to the additional accounting, legal and administrative costs required for the Merger with World Waste Technologies, Inc., as described above.

Vertex Nevada had a net loss of $579,507 for the three months ended March 31, 2009, compared to net income of $604,149 for the three months ended March 31, 2008, a decrease in net income of $1,183,656 or 196% from the prior period, which decrease in net income was mainly due to the 46% decrease in revenues and the 69% increase in selling, general and administrative expenses offset by the 43% decrease in cost of revenues for the three months ended March 31, 2009, compared to the three months ended March 31, 2008.

Liquidity and Capital Resources

The success of Vertex Nevada’s current business operations is not dependent on extensive capital expenditures, but rather on relationships with its feedstock suppliers and end-product customers.  Through these relationships, Vertex Nevada is able to achieve volume discounts in the procurement of its feedstock, thereby increasing the margins of its segments’ operations.  The resulting operating cash flow is crucial to the continued growth of its existing business lines.

Vertex Nevada’s initial working capital came from the $2.2 million of cash transferred to it by World Waste in connection with the Merger.  Pursuant to the terms of the Merger, Vertex Nevada also agreed to pay $1.6 million to Vertex LP to pay down its outstanding indebtedness.

Vertex Nevada had total assets of $3,405,003 as of March 31, 2009, which consisted of total current assets of $3,394,554, consisting of cash and cash equivalents of $22,753, accounts receivable, net of $583,513, accounts receivable – related parties of $1,795,996, representing allocations of various SG&A items, amount due from partnership of $140,000, inventory of $651,933, prepaid expenses of $200,359, and fixed assets of $10,449.

Vertex Nevada had total liabilities, representing solely current liabilities of $3,977,148 as of March 31, 2009, which included accounts payable of $2,497,171 and accounts payable – related parties of $1,479,977.

Vertex Nevada had negative working capital of $582,594 as of March 31, 2009.

The latter half of 2008 was characterized by turmoil in the financial markets which caused a liquidity crisis throughout the global economy.  Several large financial institutions failed, and stock prices across many industries have fallen dramatically.  These conditions have resulted in a decreased willingness on the part of lenders to enter into any new agreements or extend loans.  The banks and other businesses with which we transact our business have also been affected by market developments and conditions, which could affect their ability to enter into transactions with us and further impact the way we conduct business.

Our future operating cash flows will vary based on a number of factors, many of which are beyond our control, including commodity prices, the cost of recovered oil, and the ability to turn our inventory.  Other factors that have affected and are expected to continue to affect earnings and cash flow are transportation, processing, and storage costs.  Over the long term, our operating cash flows will also be impacted by our ability to tightly manage our administrative and operating costs.

In June 2009, Vertex Nevada secured a line of credit in the amount of up to $3.5 million (which amount shall in no event be more than 80% of certain accounts held by Vertex Nevada and 50% of the total amount of Vertex Nevada’s inventory, as otherwise described in the Letter Agreement), in connection with its entry into a Letter Loan Agreement (the “Letter Agreement”) and a Revolving Line of Credit (the “Line of Credit”) with Regions Bank (“Regions”) which is expected to be used for feedstock purchases and general corporate purposes.  The Line of Credit bears interest at the LIBOR rate plus 4% per annum, subject to a minimum of 5% per annum, adjusted monthly, and which is due on May 25, 2010.  The Letter Agreement also provided for a $1.6 million loan, which Vertex Nevada has not borrowed against to date (the “Letter Loan”) and a $500,000 equipment guidance line, which Vertex Nevada has not utilized to date.  The Letter Loan would be due on May 25, 2010, and accrue interest at the rate of the greater of 5% or the LIBOR rate plus 1.5% per annum, adjusted monthly.  The Line of Credit (and the Letter Loan and equipment guidance line, should Vertex Nevada choose to draw on such loans) are secured by a Security Agreement, which gives Regions a security interest in substantially all of Vertex Nevada’s assets.  The Line of Credit also provided that Vertex Nevada would pay Regions an aggregate of $17,500 in borrowing fees, and would pay Regions a fee equal to the unused amount of the Line of Credit multiplied by 0.35%, accruing daily and payable at the end of each calendar quarter.  The Line of Credit also requires that Vertex Nevada meet and comply with certain liabilities to assets ratios and lending ratios described in greater detail in the Line of Credit, as well as certain other affirmative and negative covenants, the breach of which trigger a default of the Line of Credit.

Vertex Nevada’s development stage re-refining business will require significant capital to design and construct the related facilities.  Vertex LP currently has one such facility under development in Baytown, Texas. Vertex Nevada currently estimates that the cost to construct the functional full-scale commercial process would be approximately $2.5 to $5.0 million, based on throughput capacity.  The facility infrastructure would be an additional expense to these proposed process costs and would depend on the location and site specifics of the facility.

Vertex Nevada believes that cash from ongoing operations and its working capital facility will be sufficient to satisfy its existing cash requirements, not including the $1.6 million which is required to be  paid to Vertex LP in connection with the Asset Transfer Agreement, of which $800,000 has been paid to date, and the remaining $1.25 million ($1.4 million minus the approximately $150,000 previously paid) which it will be required to pay to CMT in connection with the R&D Costs associated with the licensing of OP#2 (as described in greater detail below).  In order to implement its growth strategy, however, Vertex Nevada may need to secure additional borrowings.

Cash Flow Activities — The following table summarizes Vertex Nevada’s cash flow activities for the periods indicated:

Cash flow for the three months ended March 31, 2009 compared to the three months ended March 31, 2008

Cash provided by Operating activities was $56,528 for the three months ended March 31, 2009 as compared to $508,527 during the corresponding period in 2008.  The primary reason for this decrease was the increase in the purchase of inventory and an increase in selling, general and administrative expenses. These increases in inventory and expenses resulted in a net loss for the three months ended March 31, 2009.  The net loss in 2009 was largely due to the impact of receipts, decreased commodity pricing, as well as decreased volume for the three months ended March 31, 2009, compared to the comparable period in 2008.

Financing activities used $51,391 during the three months ended March 31, 2009 as a result of distributions paid to limited partners of Vertex LP.  For the first three months of 2009, financing activities decreased compared to the 2008 period primarily due to fewer distributions paid out to the limited partners.   The net effect was an increase of $5,137 in cash.

Contractual and Other Obligations

Vertex Nevada has five contracts with third parties for the procurement of used oil and pygas.  These contracts are for materials that are subsequently processed and sold within a short time-frame, and linked to indexes to maintain a spread to the purchase price.  Generally, each contract’s term is for one year with an option for renewal on either an annual or monthly basis.  The pricing for these contracts are index based.  These contracts cover up to approximately 690,000 gallons per month of used oil and up to 400,000 gallons per month of Pygas blendstock.

Vertex Nevada has several purchase agreements that require purchases of minimum quantities of Vertex Nevada’s products.  The agreements generally have one year terms, after which they become month-to-month agreements.  Minimum purchases under these contracts are approximately $10,213,000 and $8,124,000, for 2009 and 2010, respectively.

Off-Balance Sheet Arrangements

Except as noted in the table above under "Contractual and Other Obligations", as of March 31, 2009, Vertex Nevada had no material off-balance sheet obligations.

Critical Accounting Policies and Use of Estimates

Vertex Nevada’s financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Management regularly evaluates its estimates and judgments, including those related to revenue recognition, goodwill, intangible assets, long-lived assets valuation, and legal matters. Actual results may differ from these estimates. Vertex Nevada believes that of its significant accounting policies, the following may involve a higher degree of judgment and complexity. (See Note 2 to the Vertex Nevada financial statements.)

Revenue Recognition.  Vertex Nevada recognizes revenue upon delivery of feedstock to its re-refining customer and upon delivery of refined feedstock in the form of gasoline blendstock, marine cutterstock, and Pygas to its customers.

Legal Matters.  Accruals are established for legal matters when, in Vertex Nevada’s opinion, it is probable that a liability exists and the liability can be reasonably estimated. Actual expenses incurred in future periods can differ materially from accruals established.

Stock Based Compensation

The Company accounts for share-based expense and activity in accordance with FAS No. 123(R), “Share-Based Payment,” (“FAS123(R)”) which establishes accounting for equity instruments exchanged for services. Under the provisions of FAS123(R), share-based compensation costs are measured at the grant date, based on the calculated fair value of the award, and are recognized as an expense over the employee’s requisite service period, generally the vesting period of the equity grant.

Share-based payments to non-employees are measured at the grant date, based on the calculated fair value of the award, and are recognized as an expense over the service period, generally the vesting period of the equity grant. The Company estimates the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, expected option term, expected volatility of the stock over the option’s expected term, risk-free interest rate over the option’s expected term, and the expected annual dividend yield. The Company believes that the valuation technique and approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted.

Basic and Diluted Loss per Share

Basic and diluted loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Income Taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Quantitative and Qualitative Disclosure About Market Risk

By virtue of constant changes in the market value of petroleum products, Vertex Nevada is exposed to fluctuations in both revenues and expenses.  However, Vertex Nevada believes that it is substantially insulated from the net impact of volatility in such commodity-based markets.  The revenue derived from its Black Oil division is based on Vertex Nevada’s ability to obtain feedstock from a number of suppliers and then arrange for its delivery to third parties.  Therefore, Vertex Nevada’s ability to aggregate and deliver drives its margins, as opposed to commodity-pricing fluctuations which are effectively passed through.  Similarly, its Refining and Marketing division derives its margins based on its ability to refine and sell its petroleum end-products.  Any increase or decrease in the underlying commodity cost of feedstock passes to the eventual sales price.

While Vertex Nevada expects the pricing of raw materials and finished goods of each division to track in a related manner, it does not currently engage in an active hedging program of its inventory.  Therefore, there is potential exposure as a result of the four-to-six week period of inventory turnover.  Vertex Nevada seeks to reduce its commodity price risk by maintaining a policy of quick inventory turnaround and by seeking to purchase feedstock at discounts sufficient to provide adequate protection against market volatility in commodity pricing.

 RISK FACTORS

Benjamin P. Cowart, the Chief Executive Officer and Chairman controls Vertex Nevada.

Benjamin P. Cowart, Vertex Nevada’s Chairman and Chief Executive Officer, beneficially owns a total of approximately 36.4% of the total outstanding shares of Vertex Nevada’s capital stock, and holds the right to vote an additional 21.9% of Vertex Nevada’s capital stock pursuant to voting agreements entered into with various shareholders of Vertex Nevada, which voting agreements provide him the right to elect four (4) of Vertex Nevada’s five (5) directors (with the fifth director being appointed by the shareholders of Vertex Nevada’s Series A Preferred Stock). The voting agreements remain in effect until April 16, 2012.  As such, subject to the resale terms and conditions of the voting agreements and the Lock-up Agreements (described below) which certain of Vertex Nevada’s shareholders were required to sign, until April 12, 2012, Mr. Cowart will have the right, to appoint four (4) of Vertex Nevada’s five (5) directors, and therefore to exercise significant control over Vertex Nevada, including making decisions with respect to issuing additional shares, entering into mergers, asset sales, and other fundamental transactions, and amending the terms of Vertex Nevada’s articles of incorporation.

Vertex Nevada owes a significant amount of money to Vertex LP and CMT and on behalf of Vertex LP in connection with certain transactions affected pursuant to and in connection with the Merger.

Pursuant to an Operating Agreement (described below) entered into between Vertex Nevada and CMT in connection with the Merger, Vertex Nevada has the right to a non-revocable, non-transferable, royalty-free, perpetual (except as provided in the agreement) license to use the technology associated with the operations of OP#2 in any market in the world (the “License”), provided that Vertex Nevada pays CMT the documented net development costs of OP#2, estimated to be $1.4 million (the “R&D Costs”).  While Vertex Nevada and CMT are currently discussing the timing of the required R&D Costs, only a total of approximately $150,000 has been paid towards such R&D Costs to date.  Additionally, pursuant to the Asset Transfer Agreement (described below) and the terms of the Merger, Vertex Nevada is required to pay $1.6 million to Vertex LP, of which $800,000 has been paid to date.  As such, Vertex Nevada will need approximately $2.2 million to pay the required R&D Costs and the $800,000 in remaining payments to Vertex LP, which funds Vertex Nevada does not currently have.

Moving forward, Vertex Nevada will need to raise additional funding to pay the expenses described above, and as such will need to seek additional debt or equity financing. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our shareholders experiencing significant dilution. If such financing is unavailable we may be unable to obtain rights to the License, which will significantly reduce our future growth projections and could cause the value of our securities to decline in value.

Vertex Nevada has no long-term assets and needs to rely on its contracts and relationships with Vertex LP and its affiliates and certain third parties, which could affect Vertex Nevada’s ability to operate its business.

Vertex Nevada does not currently have any long-term assets, but instead its business is comprised of the rights to various contracts and arrangements. As such, moving forward, Vertex Nevada will need to rely on its relationships and agreements with Vertex LP and its affiliates, including with the following:

•	CrossRoad Carriers, for the transportation of Vertex Nevada’s feedstock and refined and re-refined petroleum products;

•	Cedar Marine Terminal LP, which will sublease terminal space to Vertex Nevada, and from which Vertex Nevada may purchase certain re-refining assets; and

•	Vertex Residual Management Group LP, which will perform environmental compliance and regulatory oversight for Vertex Nevada.

Although Vertex Nevada will have a right of first refusal to purchase the entities (including the assets of such entities (as described below)), there can be no assurance that Vertex Nevada will exercise such right.

In the event that any of the above-described relationships are terminated, Vertex Nevada may be forced to spend significant resources to identify and secure alternative sources to provide these services. There can be no assurance that Vertex Nevada will be able to locate such alternative sources on terms acceptable to it, or at all. As a result, Vertex Nevada may be unable to continue its operations in its current form, may be required to expend significant resources identifying alternative sources of services, and/or may be forced to expend significant resources to purchase and/or manufacture long-term assets, the construction of which assets may take a significant amount of time and capital to complete.

Holders of shares of common stock will not have the right to vote for directors.

Due to Mr. Cowart’s beneficial ownership of 36.4% of Vertex Nevada’s common stock and voting agreements which are in place, which allow him to vote an additional 21.9% of Vertex Nevada’s common stock for 4 of the 5 Directors of Vertex Nevada, at least one of whom must be “independent” as defined by the New York Stock Exchange, Mr. Cowart will have the right to appoint 4 of our 5 Directors for three years. The holders of Vertex Nevada’s Series A preferred stock are entitled to elect the remaining Vertex Nevada director. Accordingly, so long as the voting agreements remain in effect and the shares of Vertex Nevada Series A Preferred Stock remain outstanding, the minority holders of shares of Vertex Nevada common stock will not have the right to vote for the election of directors.

Benjamin P. Cowart, Vertex Nevada’s Chief Executive Officer and Chairman of the Board, owns and is involved in other businesses that have relationships and agreements with Vertex Nevada, including, but not limited to Vertex LP. These relationships may cause conflicts of interest with Vertex Nevada.

Benjamin P. Cowart, Vertex Nevada’s Chief Executive Officer and Chairman of the Board, also serves as the General Partner of and controls several other entities, including, but not limited to Vertex LP, through VTX, Inc. (collectively, the “Vertex Entities”), that have entered into transactions with, supplied feedstock for, and performed various business services for Vertex Nevada. These transactions and relationships include the following:

•      Cross Road Carriers transports Vertex Nevada’s feedstock and refined and re-refined petroleum products;

•      Vertex Nevada subleases terminal space from Cedar Marine Terminal LP and may purchase certain re-refining assets, and perform certain other services for, Cedar Marine Terminal pursuant to other agreements described herein; and

•      Vertex Residual Management Group LP performs environmental compliance and regulatory oversight for Vertex Nevada.

Vertex Nevada has (1) a right of first refusal to match any third-party offer to purchase any of the Vertex Entities on the terms and conditions set forth in such offer; and (2) the option, exercisable in Vertex Nevada’s sole discretion any time after the 18-month anniversary of the closing of the merger and so long as Mr. Cowart is employed by Vertex Nevada, to purchase all or any part of the outstanding stock of any of the Vertex Entities owned by Vertex LP or VTX, Inc., at a price based on an independent third-party valuation and appraisal of the fair market value of such Vertex Entity (the “Right of First Refusal”). Pursuant to the merger agreement, Vertex Nevada is required to form a committee of its board of directors (the “Related Party Transaction Committee”)  that includes at least two “independent directors” (defined as any individuals who do not beneficially own more than 5% of the outstanding voting shares of Vertex Nevada, are not employed by, or officers of, Vertex Nevada or any entity related to Mr. Cowart, are not directors or managers of any such company, are not family members of Mr. Cowart, and would qualify as “Independent Directors” as defined in the rules and regulations of the New York Stock Exchange). The Related Party Transaction Committee is charged with the review and pre-approval of any and all related party transactions, including between Vertex Nevada and Vertex LP, Mr. Cowart, or any other company or individual which may be affiliated with Mr. Cowart.

Notwithstanding the Right of First Refusal and the Related Party Transaction Committee, perceived or actual conflicts of interest may exist between Mr. Cowart and Vertex Nevada in connection with the Vertex Entities and/or any other entity which Mr. Cowart may be affiliated and/or control in the future. Furthermore, if any disagreement were to occur between Mr. Cowart and/or any Vertex Entity, Vertex Nevada may be forced to find alternative suppliers and contractors to supply the services or products then supplied by any of the Vertex Entities, which new arrangements may not be on as favorable terms to Vertex Nevada, and/or Mr. Cowart may be forced to make a decision between remaining in control of any of the Vertex Entities and/or Vertex Nevada. Such perceived or actual conflicts of interest may cause potential investors to not be willing to invest in Vertex Nevada, which could make it harder for Vertex Nevada to raise funds through the sale of debt and/or equity securities and/or cause Vertex Nevada’s securities to be devalued. As a result of these perceived and/or actual conflicts of interest, the value of Vertex Nevada’s securities may decrease in value and/or be valued less than similarly situated publicly traded companies without such potential conflicts of interest.

Vertex Nevada has established preferred stock which can be designated by the Vertex Nevada Board of Directors without shareholder approval and has established Series A preferred stock, which gives the holders a liquidation preference and the ability to convert such shares into Vertex Nevada’s common stock.

Vertex Nevada has 50,000,000 shares of preferred stock authorized which includes approximately 4.7 million shares of Series A preferred stock issued and outstanding. The Vertex Nevada Series A preferred stock has a liquidation preference of $1.49 per share. As a result, if Vertex Nevada were to dissolve, liquidate or sell its assets, the holders of Vertex Nevada Series A preferred stock would have the right to receive up to the first approximately $7.0 million in proceeds from any such transaction. Consequently, holders of Vertex Nevada common stock may receive less consideration or no consideration in connection with such a transaction. Furthermore, the conversion of Series A preferred stock into common stock may cause substantial dilution to Vertex Nevada’s common shareholders. Additionally, because Vertex Nevada’s board of directors is entitled to designate the powers and preferences of the preferred stock without a vote of its shareholders, Vertex Nevada’s shareholders will have no control over what designations and preferences Vertex Nevada’s future preferred stock, if any, will have.

Vertex Nevada’s shareholders may have difficulty selling their shares because such shares will likely be deemed “penny stock.”

Since the shares of Vertex Nevada common stock are not be listed on a national securities exchange, if the trading price of such shares is below $5.00 per share, trading in such shares will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in Vertex Nevada’s common stock, which could severely limit the market liquidity of such shares of common stock and the ability of such holders to sell their shares.

The market price of Vertex Nevada’s common stock may be adversely affected by market volatility.

The market price of Vertex Nevada’s common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

•	actual or anticipated variations in Vertex Nevada’s operating results;

•	developments with respect to patents or proprietary rights;

•	announcements of technological innovations by Vertex Nevada or its competitors;

•	announcements of new products or new contracts by Vertex Nevada or its competitors;

•	changes in financial estimates by securities analysts and whether Vertex Nevada’s earnings meet or exceed such estimates;

•	conditions and trends in the industries in which Vertex Nevada operates;

•	changing environmental standards;

•	new accounting standards;

•	general economic, political and market conditions and other factors; and

•	the occurrence of any of the other risks described in this report.

RISKS RELATING TO VERTEX NEVADA’S BUSINESS

Vertex Nevada’s contracts may not be renewed and its existing relationships may not continue.

Vertex Nevada’s contracts and relationships in the black oil business include feedstock purchasing agreements with local waste oil collectors, an off-take arrangement with two re-refineries, along with a few key relationships in the bunkering, blending and No. 6 oil industry. The agreements with the local waste oil collectors do not generally have a stated term and can therefore be terminated by such collectors at will. Vertex Nevada’s agreement with the major re-refinery expired on September 30, 2008, and we ceased operating under the agreement in May 2009. Similarly, Vertex Nevada had operated only one contract in connection with its refining operations, which contract expired on November 1, 2008 and has since continued on a month-to-month basis.  We do not anticipate either of the two contracts to be extended or renewed at this time. Because Vertex Nevada’s operations are extremely dependent on the black oil relationship with the major re-refinery and the third-party refining contract, the expiration of the two contracts may have a material adverse effect on Vertex Nevada’s operations and results of operations. Additionally, if Vertex Nevada were to lose any of its current local waste oil collectors, Vertex Nevada could be required to spend additional resources locating and providing incentives for other waste oil collectors, which could cause Vertex Nevada’s expenses to increase and/or cause it to curtail or abandon its business plans.

Additionally, as a result of the loss of its contractual relationship with Omega (as described above), Vertex Nevada has had significantly less demand for its previously contracted supply of feedstock and has previously re-negotiated its agreement with a large volume supplier of feedstock to decrease the volume and price of the feedstock which it had previously been supplying to Vertex Nevada.  If Vertex Nevada does not honor the terms of the agreement as re-negotiated moving forward, it could become subject to litigation regarding its non-compliance with such agreement, which could in turn have an adverse effect on its operations and/or the value of its securities.

Vertex Nevada operates in competitive markets, and there can be no certainty that Vertex Nevada will maintain its current customers or attract new customers or that its operating margins will not be impacted by competition.

The industries in which Vertex Nevada operates are highly competitive. Vertex Nevada competes with numerous local and regional companies of varying sizes and financial resources in its refining and feedstock consolidation operations, and expects to compete with larger oil companies, with significantly greater resources than Vertex Nevada, in its planned oil re-refining operations. Vertex Nevada expects competition to intensify in the future. Furthermore, numerous well-established companies are focusing significant resources on providing refining and re-refining services that will compete with Vertex Nevada’s services. We cannot assure you that Vertex Nevada will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices Vertex Nevada charges for its products and services, will not arise. In the event that Vertex Nevada cannot effectively compete on a continuing basis, or competitive pressures arise, such inability to compete or competitive pressures could have a material adverse effect on Vertex Nevada’s business, results of operations and financial condition.

Disruptions in the supply of feedstock could have an adverse effect on Vertex Nevada’s business.

Vertex Nevada depends on the continuing availability of raw materials, including feedstock, to remain in production. A serious disruption in supply of feedstock, or significant increases in the prices of feedstock, could significantly reduce the availability of raw materials at Vertex Nevada’s plant, increase production costs and could have a material adverse effect on its business, results of operations and financial condition.

For example, Vertex Nevada has previously experienced difficulty in obtaining feedstock from its suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases has made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to Vertex Nevada at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent Vertex Nevada from maintaining its required levels of output and/or force Vertex Nevada to seek out additional suppliers of feedstock, who may charge more than its current suppliers, and therefore adversely affect its results of operations.

Vertex Nevada is subject to numerous environmental and other laws and regulations and, to the extent Vertex Nevada is found to be in violation of any such laws and regulations, Vertex Nevada’s business could be materially and adversely affected.

Vertex Nevada is subject to extensive federal, state, provincial and local laws and regulations relating to the protection of the environment which, among other things:

•	regulate the collection, transportation, handling, processing and disposal of hazardous and non-hazardous wastes;

•	impose liability on persons involved in generating, handling, processing, transporting or disposing hazardous materials;

•	impose joint and several liability for remediation and clean-up of environmental contamination; and

•	require financial assurance that funds will be available for the closure and post-closure care of sites where hazardous wastes are stored, processed or disposed.

The breadth and complexity of all of these laws and regulations affecting Vertex Nevada make consistent compliance extremely difficult and often result in increased operating and compliance costs, including requiring the implementation of new programs to promote compliance. Even with these programs, Vertex Nevada and other companies in the industry are routinely faced with legal and administrative proceedings which can result in civil and criminal penalties, interruption of business operations, fines or other sanctions and require expenditures. Under current law, Vertex Nevada may be held liable for damage caused by conditions that existed before it acquired its assets and/or before it took control of its leased properties or if it arranges for the transportation, disposal or treatment of hazardous substances that cause environmental contamination. In the future, Vertex Nevada may be subject to monetary fines, civil or criminal penalties, remediation, clean-up or stop orders, injunctions, orders to cease or suspend certain practices or denial of permits required to operate its facilities and conduct its operations. The outcome of any proceeding and associated costs and expenses could have a material adverse impact on Vertex Nevada’s operations and financial condition.

Environmental laws and regulations are subject to change and may become increasingly stringent or relaxed. Interpretation or enforcement of existing laws and regulations, or the adoption of new laws and regulations, may require Vertex Nevada to modify or curtail its operations or replace or upgrade its facilities or equipment at substantial costs which it may not be able to pass on to its customers. On the other hand, if new laws and regulations are less stringent, then Vertex Nevada’s customers or competitors may be able to compete with Vertex Nevada more effectively, without reliance on its services, which could decrease the need for its services and/or increase competition which could adversely affect its revenues and profitability, if any.

Vertex Nevada is required to obtain and maintain permits, licenses and approvals to conduct its operations in compliance with such laws and regulations. If Vertex Nevada is unable to maintain its currently held permits, licenses and approvals, it may not be able to continue certain of its operations. If it is unable to obtain any additional permits, licenses and approvals which may be required as Vertex Nevada expands its operations, it may be forced to curtail or abandon its current and/or future planned business operations.

Vertex Nevada could be subject to involuntary shutdowns or be required to pay significant monetary damages or remediation costs if it is found to be a responsible party for the improper handling or the release of hazardous substances.

As a company engaged in the sale, handling, transportation, storage, recycling and disposal of materials that are or may be classified as hazardous by federal, state, provincial or other regulatory agencies, Vertex Nevada faces risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or “CERCLA” or Superfund, and similar state laws impose strict liability for clean-up costs on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on the businesses that generate those substances or transport them. As a potentially responsible party, or “PRP,” Vertex Nevada may be liable under CERCLA for substantial investigation and cleanup costs even if it operates its business properly and complies with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several, which means that if it were found to be a business with responsibility for a particular CERCLA site, Vertex Nevada could be required to pay the entire cost of the investigation and cleanup, even though it was not the party responsible for the release of the hazardous substance and even though other companies might also be liable. Even if Vertex Nevada is able to identify who the other responsible parties might be, it may not be able to compel them to contribute to the remediation costs, or they might be insolvent or unable to contribute due to lack of financial resources.

Vertex Nevada’s facilities and the facilities of its clients and third-party contractors may have generated, used, handled and/or disposed of hazardous substances and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations, which could result in future expenditures that cannot be currently quantified and which could materially reduce Vertex Nevada’s profits. In addition, new services or products offered by Vertex Nevada could expose it to further environmental liabilities for which it has no historical experience and cannot estimate its potential exposure to liabilities.

Vertex Nevada is dependent on third parties for the disposal of its waste streams.

Vertex Nevada does not own any waste disposal sites. As a result, it is dependent on third parties for the disposal of waste streams. To date, disposal vendors have met its requirements, but we cannot assure you that they will continue to do so. If for some reason Vertex Nevada’s current disposal vendors cannot perform up to standards, Vertex Nevada may be required to replace them. Although Vertex Nevada believes there are a number of potential replacement disposal vendors that could provide such services, it may incur additional costs and delays in identifying and qualifying such replacements. In addition, any mishandling of its waste streams by disposal vendors could expose Vertex Nevada to liability. Any failure by disposal vendors to properly collect, transport, handle or dispose of Vertex Nevada’s waste streams could expose it to liability, damage its reputation and generally have a material adverse effect on its business, financial condition or results of operations.

Worsening economic conditions and trends and downturns in the business cycles of the industries Vertex Nevada serves and which provide services to Vertex Nevada would impact its business and operating results.

A significant portion of the Vertex Nevada‘s customer base is comprised of companies in the chemical manufacturing and hydrocarbon recovery industries. The overall levels of demand for its products, refining operations, and future planned re-refined oil products, are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S., as well as regional economic conditions. For example, many of Vertex Nevada’s principal consumers are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, employment levels, interest rates, consumer confidence and housing demand. These cyclical shifts in Vertex Nevada’s customers’ businesses may result in fluctuations in demand, volumes, pricing and operating margins for its services and products.

In addition to its customers, the suppliers of Vertex Nevada’s feedstock may also be affected by downturns in the economy and adverse changes in the price of feedstock. For example, Vertex Nevada has recently experienced difficulty obtaining feedstock from its suppliers who, because of the sharp downturn in the price of oil (used and otherwise) have seen their margins decrease substantially, which in some cases have made it uneconomical for such suppliers to purchase feedstock from their suppliers and/or sell to Vertex Nevada at the rates set forth in their contracts. Any similar decline in the price of oil and/or the economy in general could create a decrease in the supply of feedstock, prevent Vertex Nevada from maintaining its required levels of output and/or force Vertex Nevada to seek additional suppliers of feedstock, who may charge more than its current suppliers, and therefore adversely affect its results of operations.

Vertex Nevada’s operating margins and profitability may be negatively impacted by changes in fuel and energy costs.

Vertex Nevada transports its refined oil, and plans in the future to transport re-refined oil, with trucks and by rail. As a result, increases in shipping and transportation costs caused by increases in oil, gasoline and diesel prices have a significant impact on its operating expenses. The price and supply of oil and gas is unpredictable and fluctuates based on events beyond Vertex Nevada’s control, including geopolitical developments, supply and demand for oil and natural gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. A significant increase in transportation or fuel costs could lower Vertex Nevada’s operating margins and negatively impact its profitability.

Additionally, the price at which Vertex Nevada sells its refined oil and plans to sell its re-refined oil is affected by changes in certain oil indexes. If the relevant oil index rises, Vertex Nevada anticipates being able to increase the prices for its refined and re-refined oil. If the relevant oil index declines, Vertex Nevada anticipates having to reduce prices for its refined and re-refined oil. However, the cost to collect used oil and refinery feedstock, including the amounts that must be paid to obtain used oil and feedstock, generally also increases or decreases when the relevant index increases or decreases. Even though the prices that can be charged for Vertex Nevada’s refined (and in the future, re-refined) products and the costs to collect, refine, and re-refine the feedstock generally increase and decrease together, Vertex Nevada cannot assure you that when the costs to collect, refine and re-refine used oil and petrochemical products increase, Vertex Nevada will be able to increase the prices it charges for its refined and re-refined products to cover such increased costs, or that the costs to collect, refine and re-refine used oil and petrochemical products will decline when the prices Vertex Nevada can charge for its products declines. If the prices Vertex Nevada charges for its finished products and the costs to collect, refine and re-refine products do not move together or in similar magnitudes, Vertex Nevada’s profitability may be materially and negatively impacted.

Recently, as a result of a number of factors including Hurricane Ike, which caused damage to Vertex Nevada’s infrastructure and prevented Vertex Nevada from selling its product for a significant period of time, and the simultaneous sharp decline in the price of oil, Vertex Nevada was unable to sell off its inventory. As a result, during the fourth quarter of 2008 and the first quarter of 2009 Vertex Nevada was storing a substantial amount of inventory which it had purchased while the price of oil was relatively high and which was later valued at significantly less than what it was originally purchased for. Vertex Nevada was forced to sell the inventory at a material loss.  There can be no assurance that similar problems will not affect Vertex Nevada moving forward. If such issues were to affect Vertex Nevada, its inventory, ability to meet its ongoing delivery requirements and results of operations could be adversely affected.

Expansion of Vertex Nevada’s business may result in unanticipated adverse consequences.

In the future, Vertex Nevada may seek to grow its business by investing in new or existing facilities or technologies, making acquisitions or entering into partnerships and joint ventures. Acquisitions, partnerships, joint ventures or investments may require significant managerial attention, which may divert management from its other activities and may impair the operation of Vertex Nevada’s existing businesses. Any future acquisitions of businesses or facilities could entail a number of additional risks, including:

•	the failure to successfully integrate the acquired businesses or facilities or new technology into Vertex Nevada’s operations;

•	the inability to maintain key pre-acquisition business relationships;

•	loss of key personnel of the acquired business or facility;

•	exposure to unanticipated liabilities; and

•	the failure to realize efficiencies, synergies and cost savings.

As a result of these and other factors, including the general economic risk associated with the industries in which it operates, Vertex Nevada may not be able to realize the expected benefits from any future acquisitions, partnerships, joint ventures or other investments.

Vertex Nevada depends heavily on the services of its Chief Executive Officer and Chairman, Benjamin P. Cowart.

Vertex Nevada’s success depends heavily upon the personal efforts and abilities of Benjamin P. Cowart, its Chief Executive Officer and Chairman, who is employed by Vertex Nevada under a five-year employment contract. Vertex Nevada does not currently have any “key man” life insurance policy in place for Mr. Cowart. Mr. Cowart has numerous business relationships with entities separate from Vertex Nevada, which could take a significant portion of his time and/or could cause conflicts of interest with Vertex Nevada’s operations. The loss of Mr. Cowart or other key employees could have a material adverse effect on Vertex Nevada’s business, results of operations or financial condition. In addition, the absence of Mr. Cowart may force Vertex Nevada to seek a replacement who may have less experience or who may not understand Vertex Nevada’s business as well, or Vertex Nevada may not be able to find a suitable replacement.

Unanticipated problems or delays in building Vertex Nevada’s facilities to the proper specifications may harm its business and viability.

Vertex Nevada’s future growth will depend on its ability to timely and economically complete and operate its planned re-refining facility and operate its existing refining operations. If Vertex Nevada’s operations are disrupted or its economic integrity is threatened for unexpected reasons, its business may experience a substantial setback. Moreover, the occurrence of significant unforeseen conditions or events in connection with the construction of Vertex Nevada’s planned facility may require it to reexamine its business model. Any change to Vertex Nevada’s business model or management’s evaluation of the viability of its planned services may adversely affect its business. Construction costs for Vertex Nevada’s facility may also increase to a level that would make a new facility too expensive to complete or unprofitable to operate. Contractors, engineering firms, construction firms and equipment suppliers also receive requests and orders from other companies and, therefore, Vertex Nevada may not be able to secure their services or products on a timely basis or on acceptable financial terms. Vertex Nevada may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of raw materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental damage, unforeseen difficulties or labor issues, any of which could prevent Vertex Nevada from commencing operations as expected at its planned re-refining facility.

Strategic relationships on which Vertex Nevada relies are subject to change.

Vertex Nevada’s ability to identify and enter into commercial arrangements with feedstock suppliers and refined and re-refined oil clients depends on developing and maintaining close working relationships with industry participants. Vertex Nevada’s success in this area also depends on its ability to select and evaluate suitable projects as well as to consummate transactions in a highly competitive environment. These factors are subject to change and may impair Vertex Nevada’s ability to grow.

Disruptions to infrastructure could materially and adversely affect Vertex Nevada’s business.

Vertex Nevada’s business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by labor difficulties, earthquakes, storms, other natural disasters, human error or malfeasance or other reasons, could have a material adverse effect on Vertex Nevada’s business. Vertex Nevada relies on third parties to maintain the rail lines from their plants to the national rail network, and any failure by these third parties to maintain the lines could impede the delivery of products, impose additional costs and could have a material adverse effect on Vertex Nevada’s business, results of operations and financial condition. For example, recent damage to the Cedar Marine Terminal as a result of Hurricane Ike (which caused the terminal to temporarily be out of operation), resulted in increased costs associated with the shipping of feedstock through third party contractors, thereby raising the overall cost of the feedstock and lowering Vertex Nevada’s margins. Additional hurricanes or natural disasters in the future could cause similar damage to Vertex Nevada’s infrastructure, prevent Vertex Nevada from generating revenues while such infrastructure is undergoing repair (if repairable) and/or cause Vertex Nevada’s margins and therefore its results of operations to be adversely affected.

Vertex Nevada’s commercial success will depend in part on its ability to obtain and maintain protection of its intellectual property.

Vertex Nevada’s success will depend in part on its ability to maintain or obtain and enforce any future patent rights and/or other intellectual property protection for its technologies and to preserve its trade secrets, and to operate without infringing upon the proprietary rights of third parties. Vertex Nevada has not obtained patents nor filed any patent applications in the United States or internationally for its technology to date. We cannot assure you that if Vertex Nevada files patent applications for its technologies, such patents will be granted or that the scope of any claims granted in any patent will provide Vertex Nevada with proprietary protection or a competitive advantage. We cannot assure you that if granted, such patents will be valid or will afford Vertex Nevada with protection against competitors with similar technology. The failure to obtain or maintain patent or other intellectual property protection on the technologies underlying Vertex Nevada’s planned re-refining process and other technologies may have a material adverse effect on its competitive position and business prospects. It is also possible that Vertex Nevada’s technologies may infringe on patents or other intellectual property rights owned by others. Vertex Nevada may have to alter its products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to it. We cannot assure you that a license will be available to Vertex Nevada, if at all, upon terms and conditions acceptable to it or that it will prevail in any intellectual property litigation. Intellectual property litigation is costly and time consuming, and we cannot assure you that Vertex Nevada will have sufficient resources to pursue such litigation. If Vertex Nevada does not obtain a license under such intellectual property rights, is found liable for infringement or is not able to have such patents declared invalid, Vertex Nevada may be liable for significant money damages and may encounter significant delays in bringing products to market.

Competition may impair Vertex Nevada’s success.

New technologies may be developed by others that could compete with Vertex Nevada’s refining and planned re-refining technologies. In addition, Vertex Nevada faces competition from other producers of oil substitutes and related products. Such competition is expected to be intense and could significantly drive down the price for Vertex Nevada’s products. Competition will likely increase as prices of energy in the commodities market, including refined and re-refined oil, rise. Additionally, new companies are constantly entering the market, thus increasing the competition even further. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own refining and re-refining operations, and may have greater access to feedstock, market presence, economies of scale, financial resources and engineering, technical and marketing capabilities, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If Vertex Nevada is unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect its results of operation and financial condition and could also have a negative impact on its ability to obtain additional capital from investors.

Potential competition from Vertex Nevada’s existing employees and affiliated entities could negatively impact Vertex Nevada’s profitability.

Although Mr. Cowart and other employees of Vertex Nevada will be prohibited from competing with Vertex Nevada while they are employed with Vertex Nevada and for six months thereafter, none of such individuals will be prohibited from competing with Vertex Nevada after such six month period ends. Additionally, none of Mr. Cowart’s affiliated companies, including Vertex LP, are prohibited from competing with Vertex Nevada. Accordingly, any of these individuals or entities could be in a position to use industry experience gained while working with Vertex Nevada to compete with Vertex Nevada. Such competition could increase Vertex Nevada’s costs to obtain feedstock, and increase its costs for contracting use of operating assets and services such as third party refining capacity, trucking services or terminal access. Furthermore, such competition could distract or confuse customers, reduce the value of Vertex Nevada’s intellectual property and trade secrets, or result in a reduction in the prices Vertex Nevada is able to obtain for its finished products. Any of the foregoing could reduce Vertex Nevada’s future revenues, earnings or growth prospects.

Competition due to advances in renewable fuels may lessen the demand for Vertex Nevada’s products and negatively impact its profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for Vertex Nevada’s services. If these non-petroleum based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for Vertex Nevada’s products is reduced, it may not be able to compete effectively in the marketplace.

Vertex Nevada will rely on new technology to conduct its business, including the proposed Thermo-Chemical Process, and its technology could become ineffective or obsolete.

Vertex Nevada will be required to continually enhance and update its technology to maintain its efficiency and to avoid obsolescence. Additionally, Vertex Nevada initially plans to rely on the License from CMT (assuming funds can be raised to pay for the rights to the License) in connection with a Thermo-Chemical re-refining process (the “Process”).  The Process is currently unproven and may never work in a profitable manner, if at all.  Additionally, the costs moving forward of enhancing and updating its technology may be substantial and may be higher than the costs that Vertex Nevada anticipates for technology maintenance and development. If Vertex Nevada is unable to maintain the efficiency of its technology, its ability to manage its business and to compete may be impaired. Even if Vertex Nevada is able to maintain technical effectiveness, its technology may not be the most efficient means of reaching its objectives, in which case it may incur higher operating costs than it would if its technology was more effective. The impact of technical shortcomings, including but not limited to the failure of the Process, could have a material adverse effect on Vertex Nevada’s prospects, business, financial condition, and results of operations.

Vertex Nevada’s business is subject to local, legal, political, and economic factors which are beyond its control.

Vertex Nevada believes that the current political environment for construction of its planned re-refining facility is sufficiently supportive to enable it to plan and implement its operations. However, there are risks that conditions will change in an adverse manner. These risks include, but are not limited to, environmental issues, land use, air emissions, water use, zoning, workplace safety, restrictions imposed on the re-refining industry such as restrictions on production, substantial changes in product quality standards, restrictions on feedstock supply, price controls and export controls. Any changes in financial incentives, investment regulations, policies or a shift in political attitudes are beyond the control of Vertex Nevada and may adversely affect its business and future financial results.

Environmental risks and regulations may adversely affect Vertex Nevada’s business.

All phases of designing, constructing and operating Vertex Nevada’s refining and planned re-refining plant present environmental risks and hazards. Vertex Nevada is subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with Vertex Nevada’s operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach could result in the imposition of fines and penalties, some of which could be material. Environmental legislation is evolving in a manner Vertex Nevada expects may result in stricter standards and enforcement, larger fines and liability, as well as potentially increased capital expenditures and operating costs. The presence or discharge of pollutants in or into the air, soil or water may give rise to liabilities to governments and third parties and may require Vertex Nevada to incur costs to remedy such presence or discharge. If Vertex Nevada is unable to remediate such conditions economically or obtain reimbursement or indemnification from third parties, its financial condition and results of operations could be adversely affected. Vertex Nevada cannot assure you that the application of environmental laws to its business will not cause it to limit its production, to significantly increase the costs of its operations and activities, to reduce the market for its products or to otherwise adversely affect its financial condition, results of operations or prospects.

Penalties Vertex Nevada may incur could impair its business.

Failure to comply with government regulations could subject Vertex Nevada to civil and criminal penalties and may negatively affect the value of its assets or its ability to conduct its business. Vertex Nevada may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require it to make substantial capital expenditures. Vertex Nevada could also be required to indemnify its employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against Vertex Nevada. These could result in a material adverse effect on Vertex Nevada’s prospects, business, financial condition and its results of operations.

If Vertex Nevada cannot maintain adequate insurance coverage, it will be unable to continue certain operations.

Vertex Nevada’s business exposes it to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of its services. Such claims could be substantial. Vertex Nevada believes that its insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other similarly situated companies in the industry. If Vertex Nevada is unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, Vertex Nevada could be in violation of its permit conditions and other requirements of the environmental laws, rules and regulations under which it operates. Such violations could render Vertex Nevada unable to continue certain of its operations. These events could result in an inability to operate certain assets and significantly impair its financial condition.

Increases in energy costs will affect Vertex Nevada’s operating results and financial condition.

Vertex Nevada’s production costs will be dependent on the costs of the energy sources used to run its facilities and to procure feedstock. These costs are subject to fluctuations and variations, and Vertex Nevada may not be able to predict or control these costs. If these costs exceed Vertex Nevada’s expectations, this may adversely affect its results of operations.

Vertex Nevada’s insurance policies do not cover all losses, costs or liabilities that it may experience.

Vertex Nevada maintains insurance coverage, but these policies do not cover all of its potential losses, costs or liabilities. Vertex Nevada could suffer losses for uninsurable or uninsured risks, or in amounts in excess of its existing insurance coverage, which would significantly affect its financial performance. Vertex Nevada’s insurance policies also have deductibles and self-retention limits that could expose it to significant financial expense. Vertex Nevada’s ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which it has no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Vertex Nevada’s business, financial condition and results of operations. In addition, Vertex Nevada’s business requires that it maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, Vertex Nevada’s business would be materially and adversely affected.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following information describes various related parties and affiliates of Vertex Nevada. VTX, Inc, which is wholly owned by Mr. Cowart, the Chief Executive Office and Chairman of Vertex Nevada, is the general partner of all of the entities described below.

CrossRoad Carriers (“CRC”)

CRC is a transportation company engaged in the transporting of petroleum fuels, bio fuels, and chemicals, and is 95.1% owned by Vertex LP and affiliated with Benjamin P. Cowart, Vertex Nevada’s Chairman and Chief Executive Officer, who serves as the general partner of CRC through VTX, Inc., an entity owned by Mr. Cowart. CRC provides transport services for Vertex LP and Vertex Nevada as well as for various third parties. The total costs and terms associated with the transportation fees that CRC charges Vertex Nevada are substantially similar to the terms granted to CRC’s other clients (including Vertex LP), which Vertex Nevada believes approximate current market rates.

Approximately 60% of feedstock that comes into Vertex Nevada is transported by CRC, and 85-90% of Vertex Nevada’s trucking needs are fulfilled by CRC.

Vertex Recovery (“VR”)

VR is a generator solutions company for the proper recycling and management of petroleum products, 92.5% owned by Vertex LP, whose general partner is VTX. VR receives petroleum products from various third parties and generally works as a broker for petroleum products. VR sells products to Vertex LP and/or acts as a broker in connection with sales. Approximately 25-35% (including H&H and H&H Baytown (described below)) of Vertex Nevada’s total feedstock come from VR.

VR’s established business practice is for Vertex Nevada to have the first option to accept or not to accept any feedstock streams which VR becomes aware of at the current market price.

VR is a “third party supplier” - a company that collects petroleum products (“Feedstock”) from various Generators and then resells such Feedstock. A “Generator” is any person or entity whose activity or process produces used oil or whose activity first causes used oil to be subject to regulation (for example, an automotive service center that performs oil changes). Vertex Nevada is not currently a Generator or a Third Party Supplier, but is only a purchaser of Feedstock through VR and/or through alternative third party suppliers.

H&H Oil (Austin, Texas) (“H&H”)

H&H is a wholly-owned business unit of VR and is a used oil collection company. H&H sells product to Vertex Nevada and third parties. Historically, approximately 10% of Vertex Nevada’s feedstock has come from H&H, and approximately 40% of H&H’s feedstock has been sold to Vertex Nevada.

H&H Oil (Baytown, Texas) (“H&H-Baytown”)

H&H Baytown is a wholly-owned business unit of VR and is a used oil collection company. H&H Baytown sells product to Vertex LP. It is anticipated that H&H-Baytown will continue to sell product to Vertex Nevada following the merger. Historically, approximately 10% of Vertex LP’s feedstock has come from H&H Baytown, and approximately 65% of H&H-Baytown’s feedstock has been sold to Vertex LP.

Cedar Marine Terminal (“CMT”)

CMT is a marine terminal 99% owned by Vertex LP that is engaged in the storage and terminaling of petroleum fuels. CMT is contracted to store products for Vertex Nevada and Vertex LP, as well as third parties. CMT’s general partner is VTX.

Approximately 40% of Vertex Nevada’s feedstock is terminaled and stored at CMT. Approximately 40% of the feedstock that is terminaled at CMT belongs to Vertex Nevada, with an additional approximately 20% owned by companies affiliated with Vertex LP. The remaining approximately 40% belongs to an unrelated third party.

CMT is also working on new “thermal/chemical extraction technology” - a process infrastructure located at the Cedar Marine Terminal, operated and managed by CMT, consisting of multiple tanks, associated piping and proprietary design and engineering for the thermal/chemical extraction of used motor oil. Vertex Nevada has the right pursuant to the Operating and Licensing Agreement described below, to license from CMT, the thermal/chemical extraction technology at a price equal to the documented development costs of such technology plus 10%. It is anticipated that CMT will operate the actual thermal/chemical extraction technology and Vertex Nevada will pay an operations fee to CMT. Although it is currently anticipated that Vertex LP and Vertex Nevada will be the only entities using the thermal/chemical extraction technology, because the license will be non-exclusive, CMT may license the technology to other parties and/or sell the technology outright. CMT currently provides terminalling services to Vertex Nevada’s competitors and may increase the volume of such services in the future.

Vertex Residual Management (“VRM”)

VRM is an environmental consulting services company which is 69% owned by Vertex LP and controlled by Mr. Cowart through his ownership of VTX. VRM provides environmental compliance, residual management and regulatory oversight services (including permitting) to Vertex Nevada, Vertex LP and other affiliated companies, as well as third parties.

Vertex LP has an arrangement with VRM pursuant to which VRM provides services to Vertex LP and all of the other Vertex LP-related parties at cost, at the rate of 426 hours per month at $50 per hour for each entity, adjustable every six months. Vertex Nevada is responsible for its pro-rata share of the monthly fee payable to VRM pursuant to the pre-existing arrangement between VRM and Vertex LP, which has continued following the Merger.

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Vertex Nevada has also entered into a lease with Vertex LP, pursuant to which Vertex Nevada agreed to sublease office space, office equipment and support services from Vertex LP at the rate of approximately $3,710 per month.

Affiliated Employees

Certain employees of Vertex Nevada spend a portion of their time working on behalf of companies that are affiliates of Mr. Cowart. These employees are not compensated by Vertex Nevada for any time dedicated to those companies.

Services Agreement

In connection with the Merger, Vertex LP and Vertex Nevada entered into a Services Agreement (the “Services Agreement”).  Pursuant to the Services Agreement, Vertex LP (through its various affiliates) agreed to perform services for Vertex Nevada, billed at the lesser of (a) the rates Vertex LP charges to non-affiliates, and (b) rates less than the amount Vertex LP charges to non-affiliates as mutually agreed between the parties, including the following:

•	Transportation services through CrossRoad Carriers for the transportation of Vertex Nevada's feedstock and refined and re-refined petroleum products;

•	Environmental compliance and regulatory oversight services to be performed by Vertex Residual Management Group LP., and

•	Terminaling services through Cedar Marine Terminals for the storage and loading out of feedstock by barge, unless such services are covered under a separate agreement entered into between the Parties.

The Services Agreement has a term of five (5) years, but can be terminated at any time with the mutual consent of both parties, with thirty days prior written notice in the event any provision of the agreement is breached, by the non-breaching party, or at any time with five (5) days written notice if Mr. Cowart is no longer employed by Vertex Nevada.

Operating and Licensing Agreement

Additionally, in connection with the Merger and effective as of the effective date of the Merger, Cedar Marine Terminals, L.P. (“CMT”) and Vertex Nevada entered into an Operating and Licensing Agreement (the “Operating Agreement”).  Pursuant to the Operating Agreement, CMT agreed to provide services to Vertex Nevada in connection with the operation of the Terminal run by CMT, and the operations of and use of certain proprietary technology relating to the re-refining of certain oil feedstock referred to as its “Thermal/chemical extraction technology” (“OP#2”), in connection with a Terminaling Agreement by and between CMT and Vertex LP.  Additionally, Vertex Nevada has the right, following the payment of the R&D Costs (as defined below) to use the first 33,000 monthly barrels of the capacity of OP#2 pursuant to the terms of the Operating Agreement, with CMT being provided the right to use the next 20,000 barrels of capacity and any additional capacity allocated pro rata (based on the percentages above), subject to separate mutually agreeable allocations.

The Operating Agreement has a term expiring on February 28, 2017, and can be terminated (a) by the mutual consent of both parties, (b) with thirty days prior written notice, if any term of the agreement is breached, by the non-breaching party, or (c) at any time after the R&D Costs (as defined below) are paid and Mr. Cowart’s employment has been terminated by Vertex Nevada.

In consideration for the services to be rendered pursuant to the Operating Agreement, Vertex Nevada agreed to pay CMT its actual costs and expenses associated with providing such services, plus 10%, subject to a maximum price per gallon of $0.40, subject to OP#2 meeting certain minimum volume requirements as provided in the agreement.

Pursuant to the Operating Agreement, Vertex Nevada also has the right to a non-revocable, non-transferable, royalty-free, perpetual (except as provided in the agreement) license to use the technology associated with the operations of OP#2 in any market in the world (the “License”), provided that Vertex Nevada pays CMT the documented net development costs of OP#2, up to a maximum of $1.4 million (the “R&D Costs”).

The License expires automatically in the event Vertex Nevada (i) becomes insolvent or takes any action which constitutes its admission of inability to pay its debts as they mature; (ii) makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) has filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; (v) indicates its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffers any such custodianship, receivership or trusteeship to continue un-discharged for a period of ninety (90) days or more; or dissolves or winds up its assets.

Right of First Refusal Agreement

Effective as of the date of the Merger, Vertex Nevada has the right, pursuant to a Right of First Refusal Agreement (the “Right of First Refusal Agreement”), to (a) match any third party offer to purchase Vertex LP, or any of its subsidiaries or assets (the “Property”) within thirty (30) days of the date such offer is received by Vertex Nevada, and (b) following the expiration of eighteen (18) months following the effective date of the Merger, to purchase any of the Property at a price to be determined by an independent third-party evaluation expert mutually agreed upon by the parties.  The Right of First Refusal Agreement, and the rights provided for therein remain in effect as long as Mr. Cowart is employed by Vertex Nevada.

BENEFICIAL OWNERSHIP OF SECURITIES
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Vertex Nevada’s common stock as of June 23, 2009 by (i) each person who is known by Vertex Nevada to own beneficially more than five percent (5%) of Vertex Nevada’s outstanding common stock; (ii) each of Vertex Nevada’s directors; (iii) each of Vertex Nevada’s executive officers; and (iv) all of Vertex Nevada’s current executive officers and directors as a group. As of June 23, 2009, approximately 8,261,659 shares of Vertex Nevada common stock were issued and outstanding and approximately 4,726,443 shares of Series A Preferred Stock (which each vote one voting share on shareholder matters) were issued and outstanding for approximately 12,988,102 voting shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. Vertex Nevada believes that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person.

Shareholder Name	Number of Shares Beneficially Owned		Percent (1)

Benjamin P. Cowart Chief Executive Officer and Chairman	8,252,161	(a)	60.4%

John Pimentel Director	458,279	(b)	2.8%

Ingram Lee Treasurer and Director	213,331	(c)	1.6%

Dan Borgen Director	5,000	(d)	*

David Phillips Director	5,000	(e)	*

Christopher Carlson Secretary	369,522	(f)	2.8%

Matthew Lieb - Chief Operating Officer	140,000	(g)	1.1%

Trellus Management Company, LLC (h)	1,981,625	(i)	15.1%
350 Madison Avenue, 8th Floor New York, New York 10017

Total Officers and Directors (7 Persons)	8,768,365		61.9%

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1) Based on 8,261,659 shares of Vertex Nevada common stock issued and outstanding and 4,726,443 shares of Series A Preferred Stock issued and outstanding (which each vote one voting share on shareholder matters) totaling 12,988,102 voting shares. Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 23, 2009, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the officers or Directors listed in the table above is 1331 Gemini Street, Houston, Texas 77058.

(a) Includes 55,311 shares held by VTX, Inc., which Mr. Cowart serves as President of and is deemed to beneficially own ("VTX").  Also includes warrants to purchase an aggregate of 7,789 shares of the Company's common stock held by VTX, at various exercise prices from $1.55 to $37.00 per share, and with various expiration dates from between April 28, 2010 and February 26, 2018, granted to VTX, as a Partner of Vertex LP, for consideration in connection with the Merger (as described above)(the "Make-Whole Warrants").  Also includes Make-Whole Warrants to purchase an aggregate of 658,690 shares of our common stock held personally by Mr. Cowart.

(b) Includes 35,000 shares held by Mr. Pimentel's wife, 3,030 shares of the Company's Series A Preferred Stock, warrants to acquire 250 shares of our common stock at an exercise price of $27.50 per share, and options to acquire 200,000 shares of common stock at an exercise price of $0.50 per share.

(c) Includes 182,622 shares owned by PTI, Inc., which are beneficially owned by Mr. Lee ("PTI").  Also includes Make-Whole Warrants to purchase 25,709 shares of our common stock owned by PTI, and options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Lee to date.

(d) Includes options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Borgen to date.

(e) Includes options to purchase 5,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 15,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Phillips to date.

(f) Includes Make-Whole Warrants to purchase 41,278 shares of our common stock and options to purchase 35,000 shares of the Company's common stock at an exercise price of $1.20 per share.  Does not include options to purchase 105,000 shares of the Company's common stock at an exercise price of $1.20 per share, which options have not vested to Mr. Carlson to date.

(g) Includes options to purchase 40,000 shares of our common stock at an exercise price of $14.20 per share and options to purchase 35,938 shares of our common stock at an exercise price of $0.50 per share.  Does not include options to purchase 164,062 shares of our common stock which options have not vested to Mr. Lieb to date.

(h) Represents shares and warrants beneficially owned by Trellus Offshore Fund Limited, Trellus Partners, II and Trellus Partners, LP, which are beneficially owned by Trellus Management Company, LLC.

(i) Includes 1,841,625 shares of Series A Preferred Stock of the Company and warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $27.50 and warrants to purchase 40,000 shares of the Company's common stock at an exercise price of $0.10 per share.

DESCRIPTION OF VERTEX NEVADA CAPITAL STOCK

Common Stock

The total number of authorized shares of Vertex Nevada common stock is 750,000,000 shares, $0.001 par value per share.

Each share of Vertex Nevada common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by Vertex Nevada’s board of directors. No holder of any shares of Vertex Nevada common stock has a preemptive right to subscribe for any Vertex Nevada security, nor are any shares of Vertex Nevada common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of Vertex Nevada, and after payment of creditors and preferred shareholders of Vertex Nevada, if any, the assets of Vertex Nevada will be divided pro rata on a share-for-share basis among the holders of Vertex Nevada common stock. Each share of Vertex Nevada common stock is entitled to one vote, except with respect to the election of directors. Shares of Vertex Nevada common stock do not possess any rights in respect of cumulative voting.

Preferred Stock

The total number of “blank check” authorized shares of Vertex Nevada preferred stock is 50,000,000 shares, $0.001 par value per share. The total number of authorized shares of Vertex Nevada’s Series A Convertible Preferred Stock (“Vertex Nevada Series A Preferred”) is 5,000,000.

Vertex Nevada Series A Preferred

Holders of outstanding shares of Vertex Nevada Series A Preferred are entitled to receive dividends, when, as, and if declared by Vertex Nevada’s board of directors. No dividends or similar distributions may be made on shares of capital stock or securities junior to the Vertex Nevada Series A Preferred until dividends in the same amount per share on the Vertex Nevada Series A preferred have been declared and paid. In connection with a liquidation, winding-up, dissolution or sale of Vertex Nevada, each share of Vertex Nevada Series A Preferred is entitled to receive $1.49 prior to similar liquidation payments due on shares of Vertex Nevada common stock or any other class of securities junior to the Vertex Nevada Series A Preferred. Shares of Vertex Nevada Series A Preferred are not entitled to participate with the holders of Vertex Nevada common stock with respect to the distribution of any remaining assets of Vertex Nevada.

Each share of Vertex Nevada Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex Nevada common stock into which it is convertible. Generally, holders of Vertex Nevada common stock and Vertex Nevada Series A Preferred vote together as a single class.

Shares of Vertex Nevada Series A Preferred automatically convert into shares of Vertex Nevada common stock on the earliest to occur of the following:

•	The affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Vertex Nevada Series A Preferred;

•
If the closing market price of Vertex Nevada common stock averages at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 7,500 shares over such period;

•	If Vertex Nevada consummates an underwritten public offering of its securities at a price per share not less than $10.00 and for a total gross offering amount of at least $10 million; or

•	If a sale of Vertex Nevada occurs resulting in proceeds to the holders of Vertex Nevada Series A Preferred of a per share amount of at least $10.00.

•
Holders of Vertex Nevada Series A Preferred may not voluntarily convert their shares into Vertex Nevada common stock for at least one year following the issuance of the Vertex Nevada Series A Preferred. Thereafter, holders may convert their shares of Vertex Nevada Series A Preferred subject to the following conditions:

•
At any time following the one-year anniversary of the issuance of Vertex Nevada Series A Preferred, holders may convert only up to that number of shares such that, upon conversion, the aggregate beneficial ownership of Vertex Nevada common stock of any such holder does not exceed 4.99% of Vertex Nevada’s common stock then outstanding; and

•
Prior to the three-year anniversary of the issuance of Vertex Nevada Series A Preferred, no holder may, in any given three-month period, convert more than that number of shares of Vertex Nevada Series A Preferred that equals 5% of the total number of shares of Vertex Nevada Series A Preferred then beneficially owned by such holder.

Each share of Vertex Nevada Series A Preferred converts into one share of Vertex Nevada common stock, subject to adjustment.

Special Voting Rights

The holder of each share of Vertex Nevada Series A Preferred is entitled to that number of votes equal to the number of whole shares of Vertex Nevada common stock into which such holder’s shares are convertible. In general, holders of Vertex Nevada common stock and Vertex Nevada Series A Preferred vote together as a single class. However, so long as at least 50% of the shares of the Vertex Nevada Series A Preferred originally issued in the merger remain outstanding, holders of Vertex Nevada Series A Preferred are entitled to elect one member of Vertex Nevada’s five-person board of directors. Any director elected by holders of shares of Vertex Nevada Series A Preferred may be removed during such director’s term of office, either with or without cause, only by the affirmative vote of at least 66-2/3% of the then outstanding shares of Vertex Nevada Series A Preferred.

Lock-Up Agreement

The Vertex Nevada shares issued to certain insiders, founders and early owners of World Waste are subject to a contractual lock-up voluntarily entered into by such holders in connection with the Merger (the “Lock-up Agreements”).  The Lock-up Agreements provide that that until three years following the effective date of the Merger (the “Lock-Up Period”), such shareholders cannot sell, assign, pledge or otherwise transfer any shares of Vertex Nevada common stock such holders beneficially own, without Vertex Nevada’s prior written consent.  Notwithstanding the foregoing, the Lock-up Agreements provide that the holders may transfer (i) all or any portion of the shares subject to the Lock-up Agreements commencing on the date that the closing price of Vertex Nevada’s common stock has averaged at least $15.00 per share over a period of 20 consecutive trading days and the daily trading volume over the same 20-day period has averaged at least 7,500 shares; (ii) all or any portion of the shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth in the Lock-up Agreement, (iii) all or any portion of the shares to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, provided that the trustee of the trust agrees to be bound by the restrictions set forth in the Lock-up Agreement, and provided further that any such transfer shall not involve a disposition for value, and (iv) in any given three-month period commencing on the one-year anniversary of the effective date of the Merger, up to that number of shares equal to 5% of the total number of shares then beneficially owned by such holder.

Limitations of Liability and Indemnification of Directors

Section 78.037 of the Nevada Revised Statutes, or “NRS,” allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors and officers to the corporation and its shareholders for damages for breach of fiduciary duty. However, this provision excludes any limitation on liability for:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	the payment of distributions in violation of Section 78.300 of the NRS.

Vertex Nevada’s articles of incorporation and bylaws provide that directors and officers are not personally liable to the corporation or its shareholders for damages for breach of fiduciary duty. Consistent with Nevada law, this provision, however, does not eliminate or limit the liability of a director for acts or omissions not in good faith or which involve intentional misconduct, fraud, or a knowing violation of law, the payment of dividends in violation of NRS Section 78.300 or for any receipt of an improper personal benefit.

Section 78.7502 of the NRS permits a corporation to indemnify any agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation), against expenses, judgments, fines, settlements, and other amounts incurred in connection with the proceeding. Further, Section 78.7502 of the NRS provides that a corporation must indemnify directors, officers, employees and agents against expenses actually and reasonably incurred to the extent the person was successful on the merits in defending the proceeding. In addition, Section 78.7502 of the NRS permits indemnification against expenses actually and reasonably incurred in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor. A corporation may not provide indemnification for any:

•	claim, issue or matter for which the person has been found liable to the corporation; or

•	amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for the expenses.

Section 78.751 of the NRS provides that indemnification, unless ordered by a court, may not be made to or on behalf of any director, officer, employee or agent if a court establishes that the person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the proceeding. In the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful. Section 78.752 of the NRS permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation for any liability and expenses whether or not the corporation has the authority to indemnify the person for the liability and expenses. Vertex Nevada’s by-laws permit the foregoing indemnification. This indemnification is allowed only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation. The decision of whether indemnification will be provided must be made by the shareholders, by the board by a majority vote of a quorum consisting of directors who are not parties to the proceeding (or a committee thereof), or by independent legal counsel in a written opinion if ordered by a majority vote of a quorum of disinterested directors or if a quorum of disinterested directors cannot be obtained.

Options and Warrants

Vertex Nevada assumed warrants to purchase approximately 94,084 shares of its common stock, each at a nominal exercise price and warrants to purchase an aggregate of 542,916 shares of common stock with exercise prices ranging from between $10.00 and $27.50 per share and options to purchase 618,800 shares of common stock with exercise prices ranging from between $1.55 to $37.00 per share in connection with the Merger.  Vertex Nevada also granted warrants to purchase an aggregate of 774,478 shares of Vertex Nevada’s common stock to the partners of Vertex LP, which warrants had various exercise prices ranging from $1.55 to $37.00 per share, and had various expiration dates from between April 28, 2010 and February 26, 2018, and which warrants represented 40% of the total outstanding warrants and options of World Waste (not taking into account the warrants with a nominal exercise price, as described above) on the effective date of the Merger.

Vertex Nevada has also granted an aggregate of 866,500 options, all of which are held by Vertex Nevada’s employees, directors, and consultants.

Anti-Takeover Provisions

Business Combinations

Sections 78.411 to 78.444 of the NRS prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. Vertex Nevada has such a provision in its articles of incorporation, as amended, pursuant to which it has elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to Vertex Nevada.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. Vertex Nevada has no provision in its articles of incorporation pursuant to which it has elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to Vertex Nevada.

Recent Sales of Unregistered Securities

In connection with the closing of the Merger, Vertex Nevada issued an aggregate of 5,502,000 shares of its restricted common stock to the partners of Vertex LP, which included the issuance of 4,679,488 shares of common stock to Benjamin P. Cowart, the Company’s Chief Executive Officer and Chairman; 55,311 shares of common stock to an entity which Mr. Cowart controls; 182,622 shares of common stock to an entity which our Director, Ingram Lee controls; and 293,244 shares of common stock to our Secretary, Chris Carlson.

Additionally in connection with the closing of the Merger, Vertex Nevada granted warrants to purchase an aggregate of 774,478 shares of the Company's common stock to the partners of Vertex LP, which warrants had various exercise prices from $1.55 to $37.00 per share, and had various expiration dates from between April 28, 2010 and February 26, 2018.

With an effective date of April 16, 2009, Vertex Nevada entered into employment agreements with John Pimentel and Matthew Lieb.  Mr. Pimentel and Mr. Lieb were granted options in connection with the entry into their employment agreements.  Mr. Pimentel was granted an aggregate of 200,000 options, of which 100,000 vested immediately and 100,000 are to vest quarterly, at the rate of 12,500 per quarter over the eight fiscal quarters following the first fiscal quarter after the effective grant date of the options, subject to acceleration and forfeiture as provided in the option agreement.  Mr. Lieb was granted an aggregate of 200,000 options, of which 25,000 vested immediately and 175,000 are to vest quarterly, at the rate of 10,937 per quarter, over the sixteen fiscal quarters following the first fiscal quarter after the effective grant date of the options, subject to acceleration and forfeiture as provided in the option agreement.  The exercise price of the option grants was set by the Board of Directors, based on the closing bid price of Vertex Nevada’s common stock on May 9, 2009, at $0.50 per share, which includes the effects of the December 2008 1:10 reverse stock split of Vertex Nevada’s common stock, which has been retroactively reflected herein. In connection with the termination of Mr. Pimentel’s employment as Vice President of Corporate Development on June 22, 2009, as described above, all of Mr. Pimentel’s options vested immediately to Mr. Pimentel.

Vertex Nevada claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, for the above issuances and grants, since the issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale and Vertex Nevada took appropriate measures to restrict transfer.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.

Filed as Exhibits 99.1, 99.2, 99.3 and 99.4, herewith.

(b) Pro forma financial information

Filed as Exhibit 99.5, herewith.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

2.1(1)
Amendment No. 5, dated as of March 31, 2009, to Amended and Restated Agreement and Plan of Merger by and among World Waste Technologies, Inc., Vertex Holdings, L.P. (formerly Vertex Energy, L.P.), Vertex Energy, Inc., Vertex Merger Sub, LLC and Benjamin P. Cowart.

3.1*	Articles of Incorporation (and amendments thereto) of Vertex Energy, Inc.

3.2(1)	Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Vertex Nevada, Inc.'s Series A Convertible Preferred Stock.

3.3*	Withdrawal of Designation of the Company’s Series B Preferred Stock

3.4*	Bylaws of Vertex Energy, Inc.

4.1*	Vertex Energy, Inc., 2008 Stock Incentive Plan

10.1*	Asset Transfer Agreement

10.2*	Services Agreement

10.3*	Right of First Refusal Agreement

10.4*	Operating and Licensing Agreement

10.5*	Employment Agreement with Benjamin P. Cowart

10.6*	Employment Agreement with John Pimentel

10.7*	Employment Agreement with Matthew Lieb

10.8*	Letter Loan Agreement with Regions Bank

10.9*	Line of Credit with Regions Bank

10.10*	Security Agreement with Regions Bank

14.1*	Code of Ethics

16.1*	Letter from Stonefield Josephson, Inc.

99.1*
Audited Financial Statements of Vertex Holdings, L.P. formerly Vertex Energy, L.P. (certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division) for the years ended December 31, 2008 and 2007

99.2*
Unaudited Financial Statements of Vertex Holdings, L.P. formerly Vertex Energy, L.P. (certain assets, liabilities and operations related to its black oil division and certain assets, liabilities and operations of the refining and marketing division) for the three months ended March 31, 2009 and 2008

99.3*	Audited Financial Statements of Vertex Energy, Inc. as of December 31, 2008

99.4*	Unaudited Interim Financial Statements of Vertex Energy, Inc. for the three months ended March 31, 2009 and 2008

99.5*	Pro Forma Financial Statements of Vertex Energy, Inc.

99.6*	Glossary of Selected Terms

* Filed herewith.
(1) Filed as an exhibit to the registrant’s Report on Form 8-K, filed with the Commission on April 8, 2009, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: June 26, 2009	By: /s/ Benjamin P. Cowart
Benjamin P. Cowart
Chief Executive Officer